Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

THE PROVIDENCE SERVICE CORPORATION,

ROSS INNOVATIVE EMPLOYMENT SOLUTIONS CORP.

and

MOLINA HEALTHCARE, INC.

DATED AS OF SEPTEMBER 3, 2015

	4.4	Availability of Funds	39
	4.5	Brokers	40
	4.6	Investigation	40

5.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		40

	5.1	Bring-Down of Representations and Warranties	40
	5.2	Performance of Obligations	40
	5.3	No Material Adverse Effect	40
	5.4	Compliance Certificate	40
	5.5	No Legal Restraint	41
	5.6	HSR Clearance	41
	5.7	Good Standing Certificates	41
	5.8	Delivery of Ancillary Agreements	41
	5.9	Withholding Certificates	41
	5.10	Third Party Approval	41
	5.11	Release of Performance Bonds Obligations	42

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS		42

	6.1	Bring-Down of Representations and Warranties	42
	6.2	Performance of Obligations	42
	6.3	Compliance Certificate	42
	6.4	No Legal Restraint	42
	6.5	HSR Clearance	42
	6.6	Delivery of Ancillary Agreements	42

7.	COVENANTS OF THE PARTIES		42

	7.1	Access to Premises and Information	42
	7.2	Conduct of Business Prior to Closing	44
	7.3	Confidentiality	46
	7.4	Preparation for Closing	47
	7.5	Notice of Certain Events	48
	7.6	Business Records	48
	7.7	Conflict of Interest; Attorney-Client Privilege	49
	7.8	Transfer Taxes	50
	7.9	Tax Matters	50
	7.10	Exclusivity	56
	7.11	Further Assurances	56
	7.12	Right to Seller Name and Seller Marks	56
	7.13	Bonus Plan	56
	7.14	Non-Competition and Non-Solicitation	57
	7.15	280G Approval	58
	7.16	Performance Bonds	58
	7.17	Intercompany Obligations	58
	7.18	Calculation of Earn-Out Amount	58

	7.19	Estoppel Certificate	58
	7.20	Election of Directors to Maple Star Colorado Board	59

8.	TERMINATION		59

	8.1	Termination	59
	8.2	Effect of Termination	60
	8.3	Fees and Expenses Following Termination	60

9.	INDEMNIFICATION		60

	9.1	Survival	60
	9.2	Indemnification	61
	9.3	Acknowledgement	68

10.	MISCELLANEOUS		69

	10.1	Notices	69
	10.2	Expenses of Transaction	70
	10.3	Entire Agreement	70
	10.4	Severability	70
	10.5	Amendment	70
	10.6	Parties in Interest	70
	10.7	Assignment	71
	10.8	Governing Law	71
	10.9	Consent to Jurisdiction	71
	10.10	Waiver of Jury Trial	72
	10.11	Reliance	72
	10.12	Specific Enforcement	72
	10.13	No Waiver	72
	10.14	Negotiation of Agreement	73
	10.15	Disclosure Schedules	73
	10.16	Headings	73
	10.17	Counterparts; Signature	73

INDEX OF EXHIBITS

Exhibit A:     Certain Accounting Principles

Exhibit B:     Net Working Capital Calculation Schedule

Exhibit C:     Form of Escrow Agreement

Exhibit D:     Membership Interest Assignment and Assumption Agreement

Exhibit E:     Definition of “Restricted Business”

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (as amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is dated and effective as of September 3, 2015 and is entered into by and among The Providence Service Corporation, a Delaware corporation (“PSC”), Ross Innovative Employment Solutions Corp., a Delaware corporation (“Ross” and, together with PSC, each a “Seller” and together, the “Sellers”), and Molina Healthcare, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.     PSC owns all issued and outstanding membership interests (the “PHS Interests”) of Providence Human Services, LLC, a Delaware limited liability company (the “PHS Company”).

B.     Ross owns all issued and outstanding membership interests (the “PCS Interests” and, together with the PHS Interests, the “Interests”) of Providence Community Services, LLC, a Pennsylvania limited liability company (the “PCS Company” and, together with the PHS Company, each, a “Company” and together, the “Companies”).

C.     The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Interests, on the terms and subject to the conditions set forth in this Agreement.

D.     The Sellers and Buyer hereby agree to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions (as defined below) and also to prescribe various conditions to the Contemplated Transactions as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              MATTERS OF CONSTRUCTION; DEFINITIONS.

Matters of Construction. For purposes of this Agreement, unless otherwise expressly specified herein, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” shall refer to each Seller or Buyer and the word “parties” shall refer to the Sellers and Buyer, inclusive. The word “including” means including without limitation. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”). Any reference herein to “$” or “dollars” means United States dollars. The Recitals are hereby incorporated herein by reference.

1.2     Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means the accounting principles, methodologies and policies followed in the preparation of the Most Recent Balance Sheet and the Net Working Capital Calculation Schedule, together with the accounting principles, methodologies and policies described on Exhibit A hereto; provided, that in the event of any conflict between any accounting principle, methodology or policy used in the preparation of the Most Recent Balance Sheet and the Net Working Capital Calculation Schedule, on the one hand, and any accounting principle, procedure or methodology described on Exhibit A attached hereto, on the other hand, those on Exhibit A shall govern.

“Acquired Companies” means the PHS Company and its direct and indirect Subsidiaries and the PCS Company.

“Action” means any suit, litigation, action, cause of action, audit, hearing, investigation, arbitration or other similar legal proceeding (whether in contract, tort or otherwise, whether at law or in equity and whether civil, criminal, administrative or judicial) commenced, brought, conducted or heard by or before a Governmental Authority.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504, any group of corporations filing an aggregate, combined, composite, consolidated, group or similar Tax Return for purposes of state, local or foreign Tax law.

“Ancillary Agreements” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions, including the Escrow Agreement, and in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, and other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Asset Agreement” means that certain asset purchase agreement by and among Providence of Idaho, LLC, PSC, Alternative Community Enrichment Services, Inc., Aces, Inc., Donald Gross and Sandra Gross, dated as of April 30, 2014.

“Base Purchase Price” means $200,000,000.

“Business” means the business conducted by the Acquired Companies as of the date hereof.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required by applicable Legal Requirements to be closed.

“Cash on Hand” means all cash and cash equivalents of the Acquired Companies (including restricted cash), determined in accordance with the applicable Accounting Principles and calculated on a consolidated basis as of the close of business on the day immediately preceding the Closing Date. In furtherance of the foregoing, Cash on Hand shall be reduced by the amount of all outstanding checks on draft that are issued by any of the Acquired Companies and are outstanding at such time, but only to the extent not counted as a current liability in the calculation of the Net Working Capital.

“Closing Indebtedness” means the aggregate outstanding amount of Indebtedness for the Acquired Companies as of the Closing.

“Code” means the Internal Revenue Code of 1986 and the applicable United States Treasury regulations issued thereunder, in each case, as amended from time to time.

“Company IP Rights” means the Intellectual Property Rights owned by or licensed to the Acquired Companies.

“Company Transaction Expenses” means all costs, fees and expenses incurred or payable by any Acquired Company in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions, including, (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, in each case, to the extent such costs, fees and expenses have not been paid prior to the Closing Date, (ii) fifty percent (50%) of the fees and expenses of the Escrow Agent (it being agreed that Buyer shall pay the other fifty percent (50%) of such fees and expenses) and (iv)  all change of control, transaction bonus, stock appreciation, phantom stock or similar payments owed by any Acquired Company to any Person, and any other accelerations or increases in rights or benefits of any employee, independent contractor, officer or director (whether payable or occurring prior to, on, or after the Closing Date), under any plan, agreement or arrangement of any Acquired Company, which obligation, in each case, arises either on or before the Closing Date in whole or in part as a direct result of the consummation of the Contemplated Transactions, including the employer portion of all payroll Taxes that are payable by the Acquired Companies in connection with the payment of such obligations but are not included in the Net Working Capital.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, arrangement or understanding, whether written or oral, to which or by which such Person is a party or is otherwise bound.

“Disclosure Schedules” means the disclosure schedules to this Agreement that are being delivered by the Sellers in connection with the execution and delivery hereof.

“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a “welfare plan” as defined in Section 3(1) of ERISA; (b) a “pension plan” within the meaning of Section 3(2) of ERISA; (c) a unit or stock bonus, unit or stock purchase, unit or stock option, restricted stock, restricted unit, unit or stock appreciation right or similar equity-based plan; (d) a deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement; or (e) an employment, retention, transaction, change-in-control, severance or separation agreement.

“Encumbrance” means any charge, lien, pledge, security interest, mortgage, deed of trust or other encumbrance (it being understood that restrictions on the transfer of securities arising under applicable Legal Requirements shall not be deemed to be Encumbrances).

“Environmental Laws” means all applicable United States federal, state, county or local Legal Requirements relating to pollution or protection of human health or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of Hazardous Substances.

“Equity Interests” means (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in any such Person referred to in clause (a) or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of any such Person referred to in clause (a) (including unit or stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder, in each case, as amended from time to time.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit C to be executed at the Closing by and among, Buyer, the Sellers and the Escrow Agent.

“Fundamental Representations” means the representations and warranties of the Sellers contained in Sections 3.1 (Power and Authorization), 3.2 (Organization), 3.3 (Capitalization and Subsidiaries), 3.22 (Brokers), and the representations and warranties of Buyer contained in Sections 4.1 (Organization, Power and Standing), 4.2 (Authorization) and 4.5 (Brokers).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any United States federal, state, county or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, governmental or taxing authority or power (or any department, bureau or division thereof), any court or tribunal, or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree (including any consent decree or similar agreed order or judgment), stipulation, ruling, determination or award issued or entered by any Governmental Authority.

“Hazardous Substances” means any contaminants, pollutants, toxic substances, hazardous wastes, hazardous materials or hazardous substances, as any of the foregoing may be defined in any Environmental Law, including petroleum, petroleum products or fractions, asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls and toxic molds.

“Healthcare Representations” means the representations and warranties of the Sellers set forth in Sections 3.10.2, 3.10.3, 3.10.4, 3.10.5, 3.10.6, 3.10.7, 3.10.8, 3.10.9, 3.10.10, 3.10.11 (but only to the extent relating to regulatory reports, schedules, statements, documents, filings, submissions, forms, registration and other documents that relate to healthcare regulatory compliance matters) and 3.10.12.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations issued thereunder, in each case, as amended from time to time.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities (including all liabilities in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, including, without limitation, (i) intercompany obligations between or among the Acquired Companies that have not been settled at or prior to the Closing, and (ii) any intercompany obligations between or among any Seller, on the one hand, and any of the Acquired Companies, on the other hand, in each case, that have not been settled at or prior to the Closing, (b) evidenced by notes, bonds, debentures, or similar instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, accruals or similar liabilities incurred in the ordinary course of business or liabilities that have been included in the definition of Net Working Capital), (d) under any interest rate, currency or other hedging agreements, to the extent payable if terminated, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person. For the avoidance of doubt, Indebtedness does not include (i) any intercompany obligations between or among the Acquired Companies that shall have been settled at or prior to the Closing, (ii) any intercompany obligations between or among any Seller, on the one hand, and any of the Acquired Companies, on the other hand, in each case, that shall have been settled at or prior to the Closing, (iii) any liabilities in respect of any capital lease obligations, (iv) any undrawn letters of credit or similar instruments, (v) any performance bonds, bankers acceptances or similar obligations entered into in the ordinary course of business or (vi) any “Earn-Out Amount” as defined in and pursuant to the Asset Agreement.

“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 9.2.1 or 9.2.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted.

“Indemnity Claim” means a claim for indemnification under Section 9.2.1 or 9.2.2, as the case may be.

“Indemnity Escrow Amount” means $10,000,000.

“Ineligible Person” means any Person that (a) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or non-procurement programs, or (b) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

“Intellectual Property Rights” means all domestic or international intellectual property rights, including without limitation all: (a) rights in inventions, discoveries, proprietary processes and formulae (whether or not patentable or reduced to practice), patents, patent applications, and invention disclosures (including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent); (b) trademarks, trade names, service marks, logos, trade dress, domain names, and other indicia of origin, including any common law rights, registrations, and applications for registration for any of the foregoing, and all goodwill associated therewith; (c) rights in works of authorship (whether or not published), copyrights, moral rights, and any applications, registrations and renewals in connection therewith; (d) Trade Secrets and confidential business and technical information, including, without limitation, customer and supplier lists and related information; (e) rights in software and websites, including all source and object code, algorithms, architecture, structures, display screens, layouts, and development tools; (f) any other proprietary or similar rights relating to any of the foregoing; (g) rights to exclude others from appropriating any intellectual property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (h) all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records.

“Legal Requirement” means any statute, law, ordinance, code, rule, regulation or Governmental Order of a Governmental Authority.

“Loss” means, subject to Section 9.2.4(i), (i) any actual loss, damage, fine, penalty, fee, cost, expense and (ii) any expenses incurred as a result of, or amounts paid as part of, a settlement (including reasonable attorneys’ fees and expenses incurred in connection therewith).

“Material Adverse Effect” means an event, change or circumstance, which, individually or together with any other event, has a material adverse effect, either individually or in the aggregate, on the business, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (a) the announcement, pendency or consummation of the Contemplated Transactions, or the execution or delivery of this Agreement or the performance of obligations hereunder, including any impact of any of the foregoing on relationships with customers, suppliers or employees, (b) conditions affecting the global economy or financial markets as a whole, or generally affecting the industries in which the Acquired Companies conduct their business, (c) any change after the date hereof in any applicable Legal Requirements or in GAAP or any interpretation thereof, (d) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (e) earthquakes, hurricanes, floods or other natural disasters, (f) the failure by the Acquired Companies to meet any revenue or earnings projections, forecasts or predictions, (g) any action required by this Agreement, or (h) any action taken by, or with the consent of, Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Acquired Companies; provided, that (i) the matters described in clauses (b), (c), (d), and (e) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the Business, financial condition or results of operations of the Acquired Companies, taken as a whole, relative to other participants in the industries in which they operate, and (ii) clause (f) will not prevent a determination that any change or effect underlying any such failure to meet revenue or earnings projections, forecasts or predictions has resulted in a Material Adverse Effect, but only to the extent such underlying change or effect is not otherwise excluded from this definition of Material Adverse Effect.

“Net Working Capital” means (a) the current assets of the Acquired Companies (consisting only of the asset account line items specified as “Current Assets” on the Net Working Capital Calculation Schedule) minus (b) the current liabilities of the Acquired Companies (consisting only of the liability account line items specified as “Current Liabilities” on the Net Working Capital Calculation Schedule, excluding those liabilities that qualify as Closing Indebtedness or Company Transaction Expenses), subject to the adjustments set forth on the Net Working Capital Calculation Schedule, in each case, determined on a consolidated basis in accordance with the Accounting Principles and calculated as of the close of business on the day immediately preceding the Closing Date. For the avoidance of doubt, Net Working Capital shall be calculated exclusive of Cash on Hand or any deferred income Tax liabilities or deferred income Tax assets.

“Net Working Capital Calculation Schedule” means the illustrative calculation of Net Working Capital set forth on Exhibit B to this Agreement (which calculates Net Working Capital of the Acquired Companies as of June 30, 2015).

“Net Working Capital Target” means $25,000,000.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization or governance of such Person.

“Permit” means, with respect to any Person, any license, franchise, permit, accreditation, certification, consent, approval, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business or operation of such Person is subject or bound.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable, (b) landlords’, warehousemens’, mechanics’, materialmens’, carriers’ or similar liens to secure claims for labor, material or supplies and other similar Encumbrances that relate to obligations not due and payable and arise in the ordinary course of business, (c) Encumbrances incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions which do not, individually or in the aggregate, materially interfere with or materially adversely impact the present use of, or materially detract from the value of, the property related thereto, (e) the interests of the lessors and sublessors of any Leased Real Property, and (f)  easements, rights of way and other imperfections of title or encumbrances that do not, individually or in the aggregate, materially interfere with or materially adversely impact the present use of, or materially detract from the value of, the property related thereto.

“Person” means any natural person and any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.

“Reorganization” means the reorganizations transactions described on Section 3.23 of the Disclosure Schedules.

“Reorganization Representations” means the representations and warranties of the Companies set forth in Section 3.23 hereof.

“Preliminary Title Reports” means those certain preliminary title reports for each of the Owned Real Property provided to Buyer.

“Purchase Price” means an amount in cash calculated as follows:

(a)     the Base Purchase Price,

(b)     plus the aggregate amount of all Cash on Hand,

(c)     plus the amount (if any) by which the Net Working Capital exceeds the Net Working Capital Target or minus the amount (if any) by which the Net Working Capital is less than the Net Working Capital Target; provided, that the Purchase Price shall be subject to adjustment in accordance with Article 9,

(d)     minus the aggregate amount of all Closing Indebtedness, and

(e)     minus the aggregate amount of all Company Transaction Expenses remaining unpaid as of 12:01 a.m. (Arizona time) on the Closing Date or that will become payable upon the consummation of the Contemplated Transactions.

“Real Property” collectively means the Leased Real Property and the Owned Real Property.

“Real Property Representations” means the representations and warranties of the Sellers set forth in the second sentence of Section 3.9.1, but solely with respect to the Subject Owned Real Property.

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Section 338(h)(10) Election” means an election described in Section 338(h)(10) or 336(e) as applicable, of the Code with respect to a Seller’s deemed sale of the Equity Interest of one or more corporate Acquired Companies to Buyer pursuant to this Agreement (including any corresponding election under any state, local and foreign Tax laws for which a separate election is permissible with respect to the Contemplated Transactions).

“Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, local or foreign Taxing Authority in connection with a Section 338(h)(10) Election (including, without limitation, any “statement of section 338 election” and IRS Form 8023, together with any schedules or attachments thereto, that are required pursuant to Treasury Regulations under Code Section 338 or 336(e), as applicable).

“Seller Name and Seller Marks” means the names or marks of any of the Sellers or any of their respective Affiliates that incorporate “Providence” (in block letters or otherwise) or the “PSC” or “PHS” logo, either alone or in combination with other words and all marks, trade dress, logos, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Sellers’ Knowledge” and any other phrases of similar import means, with respect to any matter or fact in question, the actual knowledge, as of the date hereof and after reasonable inquiry, of any one or more of Christopher Shackelton (Chairman of PSC), James Lindstrom (Chief Executive Officer and President of PSC), David Shackelton (Chief Financial Officer of PSC), Michael-Bryant Hicks (Chief Compliance Officer of PSC), Michael Fidgeon (Chief Executive Officer of the PHS Company), Rick Smith (Vice President of Operations of the PHS Company), Bart Beattie (Vice President of Operations of the PHS Company), Abdul-Malik Muhammad (Ed.D. Vice President of Operations of the PHS Company) and Jomar Jenkins (Senior Director of Corporate Development of the PHS Company); it being understood and agreed that the obligation to conduct a “reasonable inquiry” will be deemed satisfied if such Persons inquire of their respective “direct report” employees of the applicable Acquired Company who are primarily responsible for the matter in question. For the avoidance of doubt, the title designated for each individual listed above is not intended to limit the knowledge of that Person.

“Subject Owned Real Property” means each parcel of Owned Real Property set forth on Section 3.9.1 of the Disclosure Schedules that is marked with an asterisk, excluding from time to time any Owned Real Property with respect to which the Sellers have provided or made available to Buyer a policy of title insurance issued by a title insurer insuring the applicable Acquired Company’s fee title interest in such Owned Real Property, (i) free and clear of any Liens other than Permitted Encumbrances, and (ii) which will not be terminated or otherwise rendered of no further force or effect as a result of the consummation of the Contemplated Transactions.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Tax” or “Taxes” means any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, transfer, real property gains, real property, personal property, payroll, withholding, employment, unemployment, social security (or similar), disability, payroll, license, employee or other withholding, value added, excise, natural resources, severance, stamp, registration, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, capital stock, estimated, alternative or add-on minimum tax, capital gains, unitary, documentary, and any amounts as a transferee or successor or member of an Affiliated Group or by contract or indemnity, or other taxes, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Representations” means the representations and warranties of the Sellers set forth in Section 3.8.

“Tax Returns” means returns, reports, forms and information statements filed or required to be filed with a Taxing Authority relating to any Taxes, including any declarations, statements, reports, forms, schedules or attachments thereto and information returns and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local, or any foreign, Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Trade Secrets” mean trade secrets, confidential business information and other non-public proprietary information including, without limitation and to the extent confidential, any designs, research and development information, technical information, specifications, business and marketing plans and proposals, operating and maintenance manuals, methods, processes, engineering drawings, know-how, data, discoveries, inventions, industrial designs, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Transfer Taxes” means any sales, use, unit or stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

For the convenience of the parties an index of additional terms defined throughout this Agreement has been included at the end of this Agreement but does not form a part of this Agreement.

2.	PURCHASE AND SALE; CLOSING; PURCHASE PRICE.

2.1     Purchase and Sale of the Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) PSC shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from PSC, all of PSC’s right, title and interest in and to the PHS Interests and (b) Ross shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Ross, all of Ross’s right, title and interest in and to the PCS Interests.

2.2     Closing. Subject to the terms and conditions hereof, the closing of the Contemplated Transactions (the “Closing”), shall take place at 10:00 a.m. (local time) at the offices of Paul Hastings LLP, 75 E 55th St., New York, New York, as promptly as practicable following, but in no event later than, the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Articles 5 and 6 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as Buyer and the Sellers may agree (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Article 8, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.2 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.3     Closing Deliveries and Payments.

2.3.1     Buyer Closing Deliveries and Payments. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)     to an account designated in writing by PSC, on its own behalf and on behalf of Ross, not less than two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, an amount in cash equal to the difference of (i) the Purchase Price minus (ii) the Indemnity Escrow Amount;

(b)     to an account designated in writing by the Escrow Agent not less than two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds an amount equal to the Indemnity Escrow Amount, to be deposited pursuant to the Escrow Agreement;

(c)     to accounts specified by PSC at least two (2) Business Days prior to the Closing Date and in the amounts specified in the Estimated Closing Statement, by wire transfer of immediately available funds such amounts as are necessary to pay in full the unpaid Company Transaction Expenses;

(d)     to accounts and in the amounts specified in the payoff letters for the Closing Indebtedness, if any; and

(e)     the various certificates, instruments and documents referred to in Article 6.

2.3.2     Sellers’ Closing Deliveries. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer, the various certificates, instruments and documents referred to in Article 5.

2.4     Closing Date Estimates; Purchase Price Adjustment.

2.4.1     Estimated Closing Statement. PSC shall prepare and provide to Buyer no later than three (3) Business Days prior to the Closing Date (a) a statement of a consolidated estimated balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) prepared in accordance with the Accounting Principles and the Net Working Capital Calculation Schedule and (b) a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail its good faith estimated calculations of the Cash on Hand, the Net Working Capital, the Closing Indebtedness, the unpaid Company Transaction Expenses and the Purchase Price calculated based on such estimates (the “Estimated Purchase Price”), in each case, signed by the PHS Company’s Chief Financial Officer. The Estimated Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Cash on Hand, Net Working Capital, Closing Indebtedness, Company Transaction Expenses and Purchase Price provided herein. The Closing Date payments to be made under Section 2.3.1 shall be calculated using the Estimated Closing Statement and Estimated Purchase Price reflected therein.

2.4.2     Proposed Final Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to PSC, (a) a statement of a consolidated balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) prepared in accordance with the Accounting Principles and the Net Working Capital Calculation Schedule and (b) a written statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail its proposed final determinations of the Cash on Hand, the Net Working Capital, the Closing Indebtedness, the unpaid Company Transaction Expenses and the Purchase Price. The Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Cash on Hand, Net Working Capital, Closing Indebtedness, Company Transaction Expenses and Purchase Price provided herein. PSC and its Representatives shall have reasonable access to the work papers and other materials used by Buyer (or its Representatives) in calculating the amounts set forth in the Proposed Final Closing Statement for purposes of assisting PSC and its Representatives in their review of the Proposed Final Closing Statement.

2.4.3     Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Cash on Hand, the Net Working Capital and the Purchase Price reflected thereon) will be final, conclusive and binding on the parties unless PSC provides a written notice (a “Dispute Notice”) to Buyer no later than the forty-fifth (45th) calendar day after the delivery to PSC of the Proposed Final Closing Statement. Any Dispute Notice must set forth (i) any item on the Proposed Final Closing Statement which PSC believes has not been prepared in accordance with this Agreement and (ii) PSC’s alternative calculation of each such item and the adjusted Purchase Price as a result of the alternative calculations provided by PSC. Buyer and its Representatives shall have reasonable access to the work papers and other materials used by PSC (or its Representatives) in calculating the alternative calculation included in the Dispute Notice for the purpose of assisting Buyer and its Representatives in their review of the Dispute Notice. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the forty-sixth (46th) calendar day after the delivery to PSC of the Proposed Final Closing Statement.

2.4.4     Resolution of Disputes. Buyer and PSC will in good faith attempt to promptly resolve the matters raised in any Dispute Notice and agree upon the Final Purchase Price (as defined below). Beginning twenty (20) Business Days after delivery of any Dispute Notice pursuant to Section 2.4.3, either Buyer or PSC may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate thereof, and has not done so within the two year period prior thereto, chosen jointly by Buyer and PSC (the “Accounting Firm”). In the event that an Accounting Firm has not been selected by mutual agreement of Buyer and PSC within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Buyer and PSC shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice. The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Acquired Companies operate shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision and its calculation of the Final Purchase Price (as defined below) based on such decision. In no event shall the decision of the Accounting Firm (i) provide for a calculation of any element of the Purchase Price that is less than the lower calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice or greater than the higher calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice. The fees and expenses of the Accounting Firm shall be borne by the party whose aggregate position with respect to the Final Purchase Price is further from the Final Purchase Price as determined by the Accounting Firm pursuant to this Section 2.4.4 or, if the positions of each party with respect to the Final Purchase price are equidistant from the Final Purchase Price as determined by the Accounting Firm pursuant to this Section 2.4.4, then the fees and expenses of the Accounting Firm shall be borne equally by the parties. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties, absent manifest error or fraud. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

2.4.5     Purchase Price Adjustment. As used herein, the “Final Purchase Price” shall mean (i) if a Dispute Notice is not delivered within the forty-five (45) calendar day period provided in Section 2.4.3, the Purchase Price reflected in the Proposed Final Closing Statement as prepared by Buyer or (ii) if such a Dispute Notice is delivered within the forty-five (45) calendar day period provided in Section 2.4.3, the Purchase Price as finally determined pursuant to the dispute resolution provisions of this Section 2.4 reflecting (x) adjustments agreed to in writing by Buyer and PSC with respect to any matters raised in the Dispute Notice that are resolved by agreement of the parties, and (y) adjustments made pursuant to the decision of the Accounting Firm with respect to any matters raised in the Dispute Notice that are resolved by the Accounting Firm in accordance with Section 2.4.4. If the Final Purchase Price differs from the Estimated Purchase Price set forth in the Estimated Closing Statement, (A) Buyer shall pay by wire transfer of immediately available funds to PSC, on its own behalf and on behalf of Ross, the amount, if any, by which such Final Purchase Price exceeds the Estimated Purchase Price or (B) PSC, on its own behalf and on behalf of Ross, shall pay by wire transfer of immediately available funds to Buyer the amount, if any, by which such Estimated Purchase Price exceeds the Final Purchase Price. Any such payment shall be made within five (5) Business Days following the determination of the Final Purchase Price.

2.4.6     Indemnification Rights. Notwithstanding anything to the contrary contained herein, the determination of the Cash on Hand, the Net Working Capital, the Closing Indebtedness, the unpaid Company Transaction Expenses and the Purchase Price, as finally determined in accordance with this Section 2.4, shall not preclude Buyer or any Buyer Indemnified Person, as the case may be, from pursuing indemnification (without duplication, including with respect to liabilities counted in the calculation of Net Working Capital) for the breach of any representation, warranty or other covenant pursuant to Article 9 for any matters otherwise indemnifiable thereunder.

2.5     Escrow. At Closing, the Indemnity Escrow Amount shall be delivered to the Escrow Agent, who shall hold and release such amount, and all interest, and other amounts earned thereon (the total of such amounts in the account, at any given time, the “Indemnity Escrow Fund”), in escrow pursuant to and in accordance with the Escrow Agreement. Subject to the terms of the Escrow Agreement, on the fifteen (15) month anniversary of the Closing Date, any remaining amount of the Indemnity Escrow Fund, less the aggregate amount, if any, of outstanding claims that have been made by any Buyer Indemnified Person in accordance with Article 9 shall be released by the Escrow Agent to PSC, on its own behalf and on behalf of Ross.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Except as provided in the Disclosure Schedules (which have been prepared in accordance with, and qualify the representations and warranties contained in this Article 3 in the manner provided in Section 10.15), the Sellers jointly and severally represent and warrant to Buyer as follows:

3.1     Power and Authorization.

3.1.1     Each Company has full limited liability company power and authority to execute and deliver the Ancillary Agreements to which such Company will be a party and to perform its obligations thereunder. Each Company has taken all limited liability company actions or proceedings required to be taken by or on the part of such Company to authorize the execution and delivery by such Company of the Ancillary Agreements to which it will be a party and the instruments required to be executed and delivered by it pursuant thereto and the performance by such Company of its obligations thereunder. The Ancillary Agreements to which each Company will be a party will be duly executed and delivered by such Company, and assuming the due authorization, execution and delivery by each of the other parties thereto, will constitute the legal, valid and binding obligations of such Company, enforceable against it in accordance with their terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Legal Requirements in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity. PSC has made, or has caused to be made, available to Buyer true, complete and correct copies of each of the Acquired Companies’ Organizational Documents, each as in effect on the date hereof.

3.1.2     Each Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Each Seller has taken all corporate actions or proceedings required to be taken by or on the part of such Seller to authorize the execution and delivery by such Seller of this Agreement, the Ancillary Agreements to which it will be a party and the instruments required to be executed and delivered by it pursuant hereto and thereto and the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Contemplated Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which each Seller will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been, and the Ancillary Agreements to which each Seller will be a party will be, duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes (or, in the case of the Ancillary Agreements to which such Seller will be a party, will constitute) the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Legal Requirements in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

3.2     Organization.

3.2.1     Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of clause (c) only, where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, a Material Adverse Effect. Section 3.2.1 of the Disclosure Schedules sets forth each jurisdiction in which each Company is licensed or qualified to do business.

3.2.2     Each Seller is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of clause (b) only, where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, a Material Adverse Effect.

3.3     Capitalization and Subsidiaries.

3.3.1     PSC is the sole owner of, and has good and valid title to, all of the PHS Interests, free and clear of all Encumbrances, except for (a) any Permitted Encumbrances, (b) any Encumbrance arising out of, under or in connection with this Agreement or any other Ancillary Agreement or (c) any Encumbrance created by Buyer or its Affiliates. Other than the PHS Interests, PSC does not own any other Equity Interests in the PHS Company and has no right or obligation to purchase or acquire any other Equity Interests in the PHS Company. All of such issued and outstanding PHS Interests have been duly authorized, are validly issued and are fully paid and nonassessable. All of the PHS Interests were issued in compliance with applicable Legal Requirements, and none of the PHS Interests were issued in violation of any agreement, arrangement or commitment to which PSC or the PHS Company (or any of their Affiliates) is a party or is subject to or in violation of any preemptive or similar rights of any Person. Upon consummation of the Contemplated Transactions, Buyer shall own all of the PHS Interests, free and clear of all Encumbrances, except for (i) any Permitted Encumbrances, (ii) any Encumbrance arising out of, under or in connection with this Agreement or any other Ancillary Agreement, (iii) any Encumbrance created by Buyer or any of its Affiliates or (iv) as a result of any action taken by Buyer or any of its Affiliates.

3.3.2     Ross is the sole owner of, and has good and valid title to, all of the PCS Interests, free and clear of all Encumbrances, except for (a) any Permitted Encumbrances, (b) any Encumbrance arising out of, under or in connection with this Agreement or any other Ancillary Agreement or (c) any Encumbrance created by Buyer or its Affiliates. Other than the PCS Interests, Ross does not own any other Equity Interests in the PCS Company and has no right or obligation to purchase or acquire any other Equity Interests in the PCS Company. All of such issued and outstanding PCS Interests have been duly authorized, are validly issued and are fully paid and nonassessable. All of the PCS Interests were issued in compliance with applicable Legal Requirements, and none of the PCS Interests were issued in violation of any agreement, arrangement or commitment to which Ross or the PCS Company (or any of their Affiliates) is a party or is subject to or in violation of any preemptive or similar rights of any Person. Upon consummation of the Contemplated Transactions, Buyer shall own all of the PCS Interests, free and clear of all Encumbrances, except for (i) any Permitted Encumbrances, (ii) any Encumbrance arising out of, under or in connection with this Agreement or any other Ancillary Agreement, (iii) any Encumbrance created by Buyer or any of its Affiliates or (iv) as a result of any action taken by Buyer or any of its Affiliates.

3.3.3     Except as set forth on Section 3.3.3 of the Disclosure Schedules, (a) there are no Interests or any other Equity Interests in any of the Companies reserved for issuance, (b) there are no outstanding or authorized options, warrants or other rights, agreements, arrangements or commitments of any character relating to, or to acquire, any Interests or other Equity Interests in the any of the Companies or any securities exercisable or exchangeable for, or convertible into, Interests or other Equity Interests in any of the Companies, (c) none of the Companies have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights and (d) there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

3.3.4     Section 3.3.4 of the Disclosure Schedules sets forth a true and complete list of the name and jurisdiction of organization of each Acquired Company (other than the Companies). Each Acquired Company listed on Section 3.3.4 of the Disclosure Schedules (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Acquired Company and to carry on its business as currently conducted, and (b) is duly qualified or licensed to do business as a foreign entity, and is in good standing as such, in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, a Material Adverse Effect. Section 3.3.4 of the Disclosure Schedules sets forth in all material respects each state in which each Acquired Company (other than the Companies) is licensed or qualified to do business. None of the Companies nor any other Acquired Company owns any Equity Interests in any Person other than the Acquired Companies set forth on Section 3.3.4 of the Disclosure Schedules. Each Acquired Company listed on Section 3.3.4 of the Disclosure Schedules is wholly owned, directly or indirectly, by the Company free and clear of all Encumbrances (other than Permitted Encumbrances). There are no outstanding options, warrants or other rights to acquire any units, shares of capital stock or other Equity Interests in any Acquired Company listed on Section 3.3.4 of the Disclosure Schedules or any securities exercisable or exchangeable for, or convertible into, units, shares of capital stock or other Equity Interests in any such Acquired Company. The Acquired Companies are all of the entities owned by the Sellers that engage in business that would constitute a Restricted Business.

3.4     No Violation; Approvals and Consents. The execution and delivery by each Seller of this Agreement or the Ancillary Agreements to which such Seller is a party, the execution and delivery of the Ancillary Agreements to which such Seller is a party and the consummation by such Seller of the Contemplated Transactions will not:

3.4.1     require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) as listed on Section 3.4.1 of the Disclosure Schedules, (b) required filings under the HSR Act and (c) consents, waivers, approvals, orders or authorizations that, if not obtained or made, would not have or reasonably be expected to have a material and negative impact on the Business of the Acquired Companies, taken as a whole, or on the Business of any material Acquired Company;

3.4.2     except as would not have or reasonably be expected to have a material and adverse impact on the Business of the Acquired Companies, taken as a whole, result in a breach, violation or termination of, or acceleration of obligations under, or default under (or an event which, with notice or lapse of time or both, would constitute a default), or, except as listed on Section 3.4.2 of the Disclosure Schedules require the consent of or notice to any third party under, or give rise to the imposition of an Encumbrance on any of the material assets or properties of the Acquired Companies under, any Material Company Contract to which any Acquired Company is subject;

3.4.3     assuming that all consents, waivers, approvals, orders, authorizations and filings listed on Sections 3.4.1 and 3.4.2 of the Disclosure Schedules have been obtained or made, result in a violation in any material respect of any Legal Requirement or Governmental Order to which any Seller or any Acquired Company is subject; or

3.4.4     result in a breach or violation of the Organizational Documents of any Seller or any Acquired Company.

3.5     Financial Statements, Etc.

3.5.1     PSC has furnished Buyer with copies of (a) the unaudited consolidated balance sheet of the PHS Company as of December 31, 2013 and 2014 (December 31, 2014 is referred to herein as the “Reference Date”), and the related statement of income of the PHS Company for the fiscal year then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2015 (respectively, the “Most Recent Balance Sheet” and the “Most Recent Balance Sheet Date”) and the related statement of income of the PHS Company for the three (3) month period ending on the Most Recent Balance Sheet Date (the “Most Recent Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the financial position of the Acquired Companies and the results of operations of the Acquired Companies as of the respective dates thereof and for the periods covered thereby, subject, in each case, to normal year-end adjustments and the absence of notes and (ii) were prepared in accordance with GAAP and, to the extent inconsistent with GAAP, the Accounting Principles applied on a consistent basis throughout the periods covered thereby and (iii) reflect in all material respects the financial books and records of the Acquired Companies. The Acquired Companies do not have any liabilities of a type required by GAAP to be set forth on a consolidated balance sheet of the PHS Company, except for (A) liabilities reflected or reserved against in the Most Recent Balance Sheet, (B) liabilities incurred in the ordinary course of business consistent with past practices since the Most Recent Balance Sheet Date or in connection with the Contemplated Transactions, or (C) liabilities that, would not reasonably be expected to exceed $50,000 in the aggregate; provided, however, that the representation contained in this sentence does not cover the subject matter of the more specific representations contained in Sections 3.8 (Taxes); 3.10 (Legal Compliance); 3.11 (Company Plans); 3.14 (Environmental Matters), 3.15.3 (Contracts; Breach, etc.); 3.17 (Litigation; Governmental Orders); or 3.22 (Brokers).

3.5.2     All accounts and notes receivable reflected on the Most Recent Balance Sheet have arisen in the ordinary course of business, represent enforceable obligations to the Acquired Companies and, to Sellers’ Knowledge, will not be subject to any contests, claims, counterclaims or setoffs other than those for which reserves have been established in the ordinary course of business consistent with past practice.

3.5.3     Except as set forth on Section 3.5.3 of the Disclosure Schedules, no Acquired Company has any outstanding Indebtedness. Section 3.5.3 of the Disclosure Schedules sets forth the amount of any such outstanding Indebtedness as of the date hereof and the party to whom such Indebtedness is owed.

3.5.4     No Acquired Company is responsible for any of the obligations or liabilities of Maple Star Colorado, a non-profit corporation incorporated under the laws of the State of Colorado (“Maple Star Colorado”).

3.6     Assets. The Acquired Companies have good title to, or in the case of leased assets, have a valid, enforceable and subsisting leasehold interest or license in, all of the material properties and assets reflected on the Most Recent Balance Sheet (collectively, the “Assets”), except for Assets that have been sold or otherwise disposed of in the ordinary course of business since the Most Recent Balance Sheet Date. The Assets are not subject to any Encumbrances other than Permitted Encumbrances and the Encumbrances described on Section 3.6 of the Disclosure Schedules. This Section 3.6 does not relate to intellectual property or Intellectual Property Rights, such items being instead the subject of Section 3.12. Each item of tangible personal property included in the Assets is in all material respects in good operating condition and state of repair (ordinary wear and tear excepted) and the tangible personal property are sufficient for the conduct of the Business as of the date hereof in all material respects other than as described on Section 3.6 of the Disclosure Schedules.

3.7     Absence of Changes. Between the Most Recent Balance Sheet Date and the date hereof: (a) except as set forth on Section 3.7 of the Disclosure Schedules or as contemplated by this Agreement, the Acquired Companies have operated in all material respects solely in the ordinary course of business and have not taken any actions that would have been prohibited by Section 7.2 (Conduct of Business Prior to Closing) had such Section 7.2 been in effect at all times since the Most Recent Balance Sheet Date, and (b) no event or change has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.8     Taxes. Except in each case as set forth on Section 3.8 of the Disclosure Schedules:

3.8.1     With respect to each taxable period open under the applicable statute of limitations, each Acquired Company or Affiliated Group of which any Acquired Company is a member has timely filed or has had timely filed on its behalf (in each case, after giving effect to extensions), all income Tax Returns and all other material Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid with respect to any Acquired Company or for which any Acquired Company is liable have been paid. With respect to each taxable period open under the applicable statute of limitations, no written claim from any Taxing Authority of any jurisdiction where the Acquired Companies or any Affiliated Group of which any Acquired Company is a member do not file Tax Returns that any such Affiliated Group or Acquired Company is or may be subject to taxation by such jurisdiction has been received by any Seller or any Acquired Company or any member of any such Affiliated Group. With respect to each taxable period open under the applicable statute of limitations, the Tax Returns of the Acquired Companies and of any Affiliated Group of which any Acquired Company is a member have not been examined by or settled with any Taxing Authority. No deficiency, delinquency or default for any Taxes relating to any Acquired Company on its receipts, income, sales, transactions or other business activities or for which any Acquired Company may be liable has been claimed or proposed in writing to or assessed against any Acquired Company or any member of any Affiliated Group of which any Acquired Company is a member nor has any such Affiliated group or Acquired Company received written notice of any such deficiency, delinquency or default; and there is no audit, examination, investigation, claim, assessment, action, suit, or proceeding, pending or proposed by any Taxing Authority, with respect to any Tax or with respect to any Tax Return of any such Affiliated Group or Acquired Company. No extension or waiver of any statute of limitations has been requested of or granted by any such Affiliated group or Acquired Company with respect to any Tax for any period. No power of attorney with respect to Taxes of any Acquired Company will remain in force after the Closing. Each Acquired Company and each Affiliated Group of which any Acquired Company is a member has disclosed on its federal income Tax Returns (or the federal income Tax Returns including any Acquired Company) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.8.2     The Acquired Companies (and to the extent any Acquired Company is subject to liability therefor, each Affiliated Group of which an Acquired Company is a member) have complied in all material respects with all provisions of Tax law relating to withholding, payment and remittance of Taxes and Treasury Regulations thereunder, and related regulations, and each other Tax law relating to the withholding, payment or remittance of material Taxes, and each such Affiliated Group and Acquired Company has, within the time and in the manner prescribed by Tax law, withheld and paid over to the proper governmental authorities all material amounts required.

3.8.3     There is no tax ruling or request for ruling to which any Acquired Company or member of an Affiliated Group of which any Acquired Company is a member or material settlement, compromise, closing or Tax collection agreement to which an Acquired Company or any member of an Affiliated Group of which any Acquired Company is a member is a party in effect or pending which does or could affect the liability of the Company for Taxes for any period after the Closing Date.

3.8.4     Since January 1, 2010, no Acquired Company has (a) been a member of an affiliated group filing a consolidated United States federal income Tax Return other than such an Affiliated Group with respect to which a Seller is the common parent or (b)  incurred any liability for Taxes of another Person under (i) Section 1.1502-6 of the Treasury Regulations, (ii) any similar provision of state, local or foreign Legal Requirements, (iii) as a transferee or successor, (iv) by contract, or (v) other commitment. After the Closing Date, none of the Acquired Companies will be a party to or bound by or have any liability under any Tax sharing, tax indemnity, or similar agreement, policy, arrangement or practice with respect to Taxes.

3.8.5     None of the Acquired Companies is currently subject to any Encumbrances imposed on any of its assets or properties as a result of the failure by any Person to pay any amount of Taxes that are due and payable.

3.8.6     None of the Acquired Companies has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

3.8.7     None of the Acquired Companies has ever been a United States real property holding Corporation within the meaning of Code Section 897(c)(2).

3.8.8     Each Company has at all times during its existence, been disregarded as an entity separate from each Seller for all federal, state, local and foreign income Tax purposes. No Acquired Company is or has been a partner or member in an entity or participant in any other arrangement or relationship treated as partnerships for Tax purposes. No Acquired Company is treated as a partnership for income Tax purposes. No Acquired Company is (i) treated as a partnership or other fiscally transparent entity (“FTE”) for United States Federal Income Tax purposes (including without limitation a disregarded entity, grantor trust, or common investment fund) and also (ii) not treated as such by any foreign Taxing Authority, or (iii) treated as a FTE by an foreign Taxing Authority, and also (ii) not treated as such for United States Federal Income Tax purposes.

3.8.9     None of the Acquired Companies is obligated to make any payment, nor is a party to any agreement that under any circumstances could obligate such Acquired Company to make any payment, that is not or would not be deductible under Code Section 162(m) or Code Section 280G. No Acquired Company has ever claimed a credit for research and experimentation expenditures under Code Section 41 or any predecessor provision. None of the Acquired Companies has agreed, or is required, to include in income any adjustment pursuant to Code Section 481(a) (or similar provisions of other Tax law) by reason of a change in accounting method or otherwise, and no Acquired Company is required to include in a taxable period ending after Closing Date any taxable income or gain attributable to income that accrued in a prior taxable period but was not recognized in a prior taxable period as a result of open transaction reporting, the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, any other provision of Tax law, or any agreement with any tax authority.

3.8.10     No Acquired Company has been either a “distributing corporation” or “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in any distribution intended to qualify under Code Section 355 within the two-year period ending on the date of this Agreement or as part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Contemplated Transactions.

3.8.11     No indebtedness of any Acquired Company issued or outstanding during any taxable year for which the applicable statute of limitations has not expired is or was (a) corporate acquisition indebtedness within the meaning of Section 279(b) of the Code, (b)an applicable high yield discount obligation within the meaning of Section 163(i) of the Code, or (c) a disqualified debt instrument within the meaning of Section 163(l) of the Code.

3.8.12     No property owned by any of the Companies is (a) “tax exempt use property” within the meaning of Code Section 168(h)(1), (b) tax-exempt bond financed property within the meaning of Code Section 168(g), or (c) subject to a lease under Code Section 7701(h) or any predecessor provision.

3.8.13     Section 3.8.13 of the Disclosure Schedules sets forth the entity classification of each Acquired Company for federal and state income Tax purposes.

3.8.14     No Acquired Company has or ever had any obligation to register a tax shelter under Section 6111 of the Code or to file any disclosure or maintain any list pursuant to Section 6112 of the Code and regulations promulgated thereunder.

3.8.15     This Section 3.8, Section 3.5.1, Section 3.11 and Section 3.23 contain the sole and exclusive representations and warranties of the Companies in this Agreement with respect to Taxes and no other section of this Agreement shall be treated as containing any express or implied representations and warranties relating to Taxes, or Tax assets or liabilities, with respect to any of the Acquired Companies. Nothing in this Agreement (including this Section 3.8 and Section 3.11) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitation on (or availability of) any net operating losses or income Tax credits of any Acquired Company.

3.9     Real Property.

3.9.1     Section 3.9.1 of the Disclosure Schedules sets forth a list of the addresses of all real property owned by any of the Acquired Companies (the “Owned Real Property”). One or more of the Acquired Companies has good and valid title to all Owned Real Property free and clear of all Encumbrances except for Permitted Encumbrances.

3.9.2     Section 3.9.2 of the Disclosure Schedules sets forth a list of the addresses of all real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property”). Section 3.9.2 of the Disclosure Schedules also identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used and to which an Acquired Company is a party for which the annual rent for the fiscal year ended December 31, 2014 exceeded $30,000 (the “Real Property Leases”). PSC has, or has caused the Companies to, make available to Buyer true, accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and currently in effect.

3.9.3     Except as set forth on Section 3.9.3, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts to which an Acquired Company is a party granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than an Acquired Company) in possession of the Real Property.

3.9.4     To Sellers’ Knowledge, no condemnation Action is pending or threatened that would preclude or materially impair the current use of any Real Property. To Sellers’ Knowledge, the Acquired Companies’ current use of the Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Real Property.

3.9.5     A copy of the current certificates of occupancy for the Owned Real Property, including all amendments thereto, (the “Certificates of Occupancy”) have been provided to Buyer. Such Certificates of Occupancy are in full force and effect, have not been amended, and there have been no changes or proposed changes to the Certificates of Occupancy. No Acquired Company has received written notice from a Governmental Authority alleging a violation of a Certificate of Occupancy where such violation remains outstanding.

3.9.6     PSC has delivered or made available to Buyer copies of all material reports, surveys, plans, books, and records relating to the business of owning, operating, maintaining and/or managing the Owned Real Property, including, but not limited to, the Preliminary Title Reports, accounting, financial, tax, sales, maintenance and similar records, each of which pertain to Owned Real Property (the “Real Property Documents”). The Real Property Documents constitute all material documents which are in the Acquired Companies’ possession or control. For purposes of the preceding representation, “material documents” means one (1) or more documents which would put a reasonable person on notice that a material defective condition, environmental condition or impact, violation of or termination of an easement or other material adverse impact on appurtenant rights, land use change, claim or potential claim, or other material problem with the ownership, use, operation or management of the Owned Real Property exists or is threatened and such material problem is reasonably estimated to cost Fifty Thousand Dollars ($50,000.00) or more to repair or remediate or correct.

3.10     Legal Compliance.

3.10.1     Except as set forth in Section 3.10.1 of the Disclosure Schedules, the Acquired Companies are, and during the last three (3) years have been, in compliance in all material respects with all Legal Requirements applicable to the Acquired Companies and the operation of the Business. Except as set forth in Section 3.10.1 of the Disclosure Schedules, none of the Acquired Companies: (a) to Sellers’ Knowledge, are under investigation by a Governmental Authority as to any possible non-compliance with, or violation of, any such Legal Requirements; (b) has received any subpoena, investigative demand or judicial process from a Governmental Authority requiring production of documents or records, which remains unresolved; (c) has received any written notice from a Governmental Authority asserting that it is not in compliance with, or has violated, any such Legal Requirements, which is not fully resolved; or (d) has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any such Legal Requirement, and which has any ongoing obligations.

3.10.2     The Acquired Companies have operated the Business in compliance in all material respects with all applicable Legal Requirements affecting contractors and subcontractors under federal or state healthcare programs (including the Medicare and Medicaid programs), as now in effect and applicable to the Business as presently conducted.

3.10.3     The Acquired Companies have in place a process to regularly check all applicable Medicare, Medicaid and other governmental exclusion and debarment lists to determine whether any of the following are an Ineligible Person: the Acquired Companies themselves, their direct shareholders, direct equity holders, officers, directors, managers, employees, Health Care Providers (whether employed or contracted), and any contracted vendor or agent that provides healthcare related services to an Acquired Company. No Acquired Company nor any of its shareholders, equity holders, officers, directors, managers or employees nor, to Sellers’ Knowledge, any of its contractors, agents, vendors or health care providers with which any Acquired Company maintains a Contract, is an Ineligible Person.

3.10.4     Except as set forth in Section 3.10.1 of the Disclosure Schedules, each Acquired Company is, and to Sellers’ Knowledge, all direct shareholders, direct equity holders, officers, directors, managers, employees, contractors and agents of any Acquired Company, are, in compliance in all material respects with the following, to the extent applicable to the Business as presently conducted: (a) all material federal Legal Requirements relating to health care fraud and abuse, including: the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, the Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq.; (b) any and all material state Legal Requirements relating to health care fraud and abuse; (c) all Legal Requirements of the Medicare and Medicaid programs applicable to the Business as presently conducted, including the Medicare program (Parts A, B, C and D, as applicable), Medicare Advantage program, any Medicaid managed care plans, and any other federal health care program; (d) state Legal Requirements relating to Medicaid or any other state health care or health insurance programs; (e) federal or state Legal Requirements relating to, governing or regulating how services or items must be delivered or provided, how those services must be documented and coded, and how billing or claims for reimbursement must be submitted to any third-party payor; (f) state Legal Requirements relating to or restricting the corporate practice of medicine, prohibiting fee splitting, or otherwise restricting or prohibiting unlicensed persons or business entities from employing health care providers, as such state Legal Requirements may be applicable to the Business as presently conducted; (g) any and all material federal and state Legal Requirements relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like; and (h) any material state Legal Requirements mandating the implementation of a corporate compliance program.

3.10.5     To Sellers’ Knowledge, no Acquired Company or any Acquired Company’s direct shareholders, direct equity holders, officers, directors, managers, employees, contractors, or agents with respect to the Business (a) have offered or paid any remuneration, in cash or in kind, directly or indirectly, covertly or overtly, or made any financial arrangements with, any past or present clients, patients, referral sources, suppliers, contractors or third party payors in order to obtain business, referrals or payments from or to such persons, (b) have given or agreed to give any gift to or gratuitous payment of any kind (whether in money, property or services) to any then-existing or potential client, supplier, contractor, third party payer or any other person in violation of any Legal Requirement, (c) have made or agreed to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, (d) have established or maintained any unrecorded fund or asset for any purposes or (e) made or agreed to make or has knowledge that there has been made or that there is an agreement to make a payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. The Acquired Companies have furnished to Buyer true and complete copies of any contract, lease agreement or other written arrangement and have advised Buyer of any oral arrangements, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person or entity who is in a position to make or influence referrals to an Acquired Company or otherwise generate business for an Acquired Company.

3.10.6     In compliance in all material respects with all Legal Requirements, the Acquired Companies disclose and refund to third party payors and/or patients any known overpayments to which the Acquired Companies know they are not entitled.

3.10.7     The Acquired Companies have maintained all records required by federal and state agencies and private entities with which any Acquired Company has contracted including, without limitation, the federal and state Medicare and Medicaid programs and other governmental agencies and private entities in connection with its operation of the Business, except where failure would not have, and would not reasonably be expected to have, a Material Adverse Effect.

3.10.8     Except as set forth in Section 3.10.8 of the Disclosure Schedules, (a) there is no Action pending against, or, to Sellers’ Knowledge, threatened against or affecting, any Acquired Company, or any pending investigation relating to any Acquired Company’s participation in any federal, state or private third-party payment program (“Payment Program”); (b) no Payment Program has, or during the last three (3) years had, requested in writing any recoupment, refund or set-off from any Acquired Company with which the Acquired Company has not complied or resolved; (c) no Payment Program has, or during the last three (3) years had, imposed a fine, penalty or other sanction on any Acquired Company; (d) no Acquired Company has been excluded or suspended from participation in any such Payment Program; (e) no Acquired Company has, or during the last three (3) years had, submitted to any Payment Program any false or fraudulent claim for payment; (f) no Acquired Company has, or during the last three (3) years had, materially violated any condition for participation or any written rule, regulation, policy or standard of any Payment Program; and (g) all billing practices of the Acquired Companies have been, or during the last three (3) years had been, true, correct and in compliance, in each case in all material respects, with all applicable material Legal Requirements, and regulations and policies of all Payment Programs, and to Sellers’ Knowledge, no Acquired Company has billed for or received any payment or reimbursement in excess of amounts permitted by such Legal Requirement or the rules and regulations of Payment Programs or contracts therewith.

3.10.9     The Acquired Companies have established and maintain commercially reasonable policies, procedures and processes in accordance with applicable industry standards for reviewing and ensuring the appropriateness of reimbursements received from governmental or other third party sources for the delivery of health care services.

3.10.10      The PHS Company has implemented a corporate compliance program designed for its agents and employees to comply in all material respects with all applicable Legal Requirements. Each Acquired Company participates in the PHS Company’s compliance program which is structured and operates in material compliance with any state Legal Requirements governing or requiring such programs and is in material compliance with the compliance program guidelines promulgated in the Federal Sentencing Guidelines and by the federal Office of the Inspector General of the Department of Health and Human Services.

3.10.11      Each Acquired Company has, and during the last three (3) years had, filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that such Acquired Company was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith.

3.10.12      To the extent that any of the Acquired Companies operate clinics, diagnostic and treatment centers, health centers, or other offices (“Clinics”) that are licensed or regulated by a state or federal Governmental Authority, all such Clinics are being operated in compliance in all material respects with all applicable Legal Requirements, including as to the licensure and credentialing of all providers of services; the implementation and operation of an appropriate quality assurance program, where required by such Legal Requirements; the materially accurate and compliant preparation of all financial records and cost reports, including the proper allocation of Clinic costs and expenses; and the submission to federal or state Governmental Authorities of any required cost reports or other financial or operational information, statements or data used in the rate setting process or in the government’s oversight of the Clinic. In addition, all such Clinics have valid, up-to-date licenses, accreditations and/or operating certificates, as may be required by applicable state or federal law, with no outstanding citations or statements of deficiency, except as set forth in Section 3.10.12 of the Disclosure Schedules.

3.10.13      This Section 3.10 does not relate to matters with respect to Taxes, which are the subject of Section 3.8, matters with respect to employee benefits, which are the subject of Section 3.11, or environmental matters, which are the subject of Section 3.14.

3.11     Company Plans.

3.11.1     Section 3.11.1 of the Disclosure Schedules lists all Employee Plans as to which any Acquired Company sponsors, maintains, contributes or is obligated to contribute, or under which any Acquired Company has or may have any material liability, or which benefits any current or former employee, director, consultant or independent contractor of any Acquired Company or the beneficiaries or dependents of any such Person with respect to their employment with any Acquired Company (each a “Company Plan”). With respect to each Company Plan, PSC has, or has caused the Companies to, make available to Buyer true and complete copies of each of the following where applicable: (a) the written plan document together with all amendments, or a written summary of all material plan terms for any Company Plan that has not been reduced to a written plan document; (b) copies of any trust agreements or other funding arrangements; (c) copies of any summary plan descriptions and summaries of material modifications; (d) a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (e) copies of the two (2) most recently filed Forms 5500, with schedules and financial statements attached; (f) annual nondiscrimination tests performed under applicable provisions of the Code for the three most recently completed plan years; and (g) copies of material notices, letters or other correspondence within the past three years from the date hereof between any Acquired Company and any Governmental Authority relating to any Company Plan.

3.11.2     None of the Acquired Companies nor any other Person that would be considered a single employer with any Acquired Company under sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA currently maintains or contributes to or in the past six (6) years has maintained or contributed to a plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

3.11.3     Each Company Plan that is intended to be qualified under Code Section 401(a) has received a determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter (or a prototype opinion letter), and to Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to cause the Internal Revenue Service to revoke such letter.

3.11.4     Each Company Plan, including any associated trust or fund, has been administered in accordance in all material respects with its terms and applicable Legal Requirements, including ERISA and the Code.

3.11.5     All material required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis or accrued on the PHS Company’s balance sheet.

3.11.6     To Sellers’ Knowledge, there is no pending or threatened Action relating to a Company Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Plans.

3.11.7     No Company Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

3.11.8     Except as required under Section 601 et seq. of ERISA or similar state Legal Requirements, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.11.9     Except as set forth on Section 3.11.9 of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in connection with any other event, except as specifically provided pursuant to the terms of this Agreement: (a) result in the forgiveness of any loan or any payment becoming due to any employee or individual independent contractor of any Acquired Company; (b) increase any benefits under any Company Plan; (c) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Plan; (d) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (e) require a “gross-up” or other payment to any Person for any Taxes imposed under Code Sections 409A or 4999.

3.11.10      Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

3.11.11      Each Company Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) is in material compliance with the applicable requirements of the Affordable Care Act and the regulations promulgated thereunder, including the information reporting rules as set forth under Code Sections 6051(a)(14), 6055 and 6056. The Acquired Companies offer minimum essential health coverage, satisfying affordability and minimum value requirements, to its full time employees sufficient to avoid liability for assessable Taxes under Code Sections 4980H(a) and 4980H(b).

3.12     Intellectual Property.

3.12.1     Section 3.12.1 of the Disclosure Schedules sets forth a list of all material Company IP Rights that are (a) registered or subject to a pending application with any governmental or regulatory body or (b) unregistered trademarks that are used by any of the Acquired Companies in the operation of its Business as of the date hereof. Section 3.12.1 of the Disclosure Schedules sets forth with respect to the Company IP Rights described in the foregoing clause (a) the applicable registration or application number, the applicable registrar and territory, and the owner or applicant of record. All such registrations and applications are valid and in full force and effect, the Acquired Companies have taken all action required to maintain their validity and effectiveness, and there are no filings, payments, or other actions that must be made within sixty (60) days from the Closing Date to maintain their validity and effectiveness.

3.12.2     Section 3.12.2 of the Disclosure Schedules sets forth a list of all licenses and other agreements under which (a) any Person grants to an Acquired Company any right or authorization to use any Company IP Rights, other than commercial off-the-shelf software licensed by such Acquired Company for an annual license fee of less than $10,000, or (b) an Acquired Company grants any other Person any right or authorization to use any Company IP Rights.

3.12.3     Except in each case as set forth in Section 3.12.3 of the Disclosure Schedules: (a) each Acquired Company owns, is licensed or has the right to use all of the Intellectual Property Rights used by it in the operation of its Business, free of any infringement of any Intellectual Property Right of any other Person; (b) none of the Companies has received any written notice asserting that the conduct of the Business violates any intellectual property license agreement between any Acquired Company and any other Person or infringes or misappropriates the Intellectual Property Rights of any other Person, and the conduct of the Business as presently conducted does not infringe any Intellectual Property Right of any other Person; (c) there is no pending or, to Sellers’ Knowledge, threatened, Action contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right; and (d) to Sellers’ Knowledge, there is no unauthorized use, infringement or misappropriation by any Person of any Company IP Rights owned by the Acquired Companies.

3.12.4     Except as set forth on Section 3.12.4 of the Disclosure Schedules, all employees and contractors of the Acquired Companies who were involved in the creation or development of material Company IP Rights have signed agreements containing confidentiality and intellectual property assignment provisions in favor of any Company or an Acquired Company.

3.12.5     Except as set forth on Section 3.12.5 of the Disclosure Schedules, the Acquired Companies are, and during the last three (3) years have been, in compliance in all material respects with applicable data privacy, confidentiality and security Legal Requirements, and the Acquired Companies are not in receipt of any written notice or claim, or subject to any Action, for any data privacy or security breach.

3.12.6     The Acquired Companies have all such rights and licenses in their material software, computer systems and other technology as are necessary for them to operate the Business as currently conducted after the Closing.

3.13     Permits. Section 3.13 of the Disclosure Schedules sets forth a true and correct list of all of the Permits held by the Acquired Companies in connection with the operation of the Business, except for those Permits that, if not held by the Acquired Companies, would not have or reasonably be expected to have a material and adverse impact on the Business of the Acquired Companies, taken as a whole (the “Material Permits”), which Material Permits constitute all of the Permits necessary to the conduct of the Business as presently conducted in all material respects. All such Material Permits held by the Acquired Companies are valid and in full force and effect. There are no Actions pending or, to Sellers’ Knowledge, threatened that seek the revocation, cancellation or suspension of any such Material Permit. The Acquired Companies are in compliance in all material respects with the terms and conditions of each such Material Permit. None of the Sellers nor any Acquired Company has received any written (or to Sellers’ Knowledge, oral) notice from any Governmental Authority that has issued such a Material Permit alleging any failure on any Acquired Company’s part to comply, in any material respect, with any of the terms or conditions of any such Material Permit. The execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated by this Agreement will not result in a material violation of or material default under and will not cause the revocation or cancellation of any such Material Permit.

3.14     Environmental Matters. Except as set forth on Section 3.14 of the Disclosure Schedules, (a) each Acquired Company is, and during the last three (3) years has been in compliance in all material respects with all material Environmental Laws applicable to it; (b) each Acquired Company has all material Permits required under applicable Environmental Laws, and is, and for the last three (3) years has been in compliance in all material respects with the respective requirements of such Permits; (c) there is not now pending or, to Sellers’ Knowledge, threatened, any Action against an Acquired Company in connection with any past or present noncompliance with such Environmental Laws, including any Action related to a shipment of hazardous wastes to facilities owned or operated by third parties; and (d) to Sellers’ Knowledge there have been no reportable releases of Hazardous Substances by any Acquired Company on or from any real property leased or operated by an Acquired Company during the last three (3) years.

3.15     Material Contracts.

3.15.1     Except as disclosed on Section 3.15.1 of the Disclosure Schedules, as of the date of this Agreement, none of the Acquired Companies is bound by or a party to:

(a)     any executory Contract relating to the acquisition or disposition of any current or former Subsidiary, division, business, material assets, Equity Interests or properties of any Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

(b)     any partnership, limited liability company, joint venture agreement or similar Contract;

(c)     any Contract with a physician or other health care professional, medical group, independent practice association, employer group, hospital, pharmaceutical company, contract research organization or other health care provider, supplier or research organization that provided for annual payments by or to an Acquired Company in excess of $300,000 in the aggregate for the fiscal year ended December 31, 2014;

(d)     any Contract governing Indebtedness or mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any material portion of any of the Acquired Companies’ assets;

(e)     any employment or consulting agreements with an officer, employee or consultant whose annual salary or annual wages plus target bonus is in excess of $200,000 per annum;

(f)     any Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $300,000 in the aggregate over the remaining term of any such Contract;

(g)     any collective bargaining agreement or Contract with any labor union or other employee representative of a group of employees of any of the Acquired Companies;

(h)     any Contract pursuant to which any Acquired Company agrees to settle any claim asserted by any Person (including, without limitation, any Governmental Authority) involving more than $500,000 individually;

(i)     any Contract pursuant to which any Acquired Company is or may become liable for any severance, retention or change in control, or which provide for accelerated vesting of equity awards;

(j)     any Contract under which any Acquired Company is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000 (other than purchase orders entered into in the ordinary course of business consistent with past practices);

(k)     any Contract that contains covenants that expressly purport to restrict its business activities or limit its freedom to engage in any line of business or to compete with any other Person;

(l)     any Contract which contains any exclusivity right in favor of a third party, including any obligation to purchase goods or services from or refer parties to any third party;

(m)     any Contract under which the amount payable by any Acquired Company is dependent on the revenue, income or other similar financial metric of such Person or any other Person;

(n)     any power of attorney granted by any Acquired Company that is currently effective and outstanding;

(o)     except for indemnity Contracts (or other similar reimbursement Contracts) relating to the Existing Performance Bonds, any Contract the primary purpose of which is to provide for the indemnification of a third party by any of the Acquired Companies and which are not entered into in the ordinary course of business;

(p)     any Contract not required to be disclosed pursuant to any of the other subsections of this Section 3.15.1 that provides for annual payments by an Acquired Company in excess of $300,000 (other than purchase orders entered into in the ordinary course of business);

(q)     any Contract not required to be disclosed pursuant to any of the other subsections of this Section 3.15.1 that provided for revenue (on a consolidated basis) to the Acquired Companies in excess of $5,000,000 for the fiscal year ended December 31, 2014;

(r)     any Contract between or among two or more of the Acquired Companies; and

(s)     any Contract (other than any Contract described in clauses (a)-(r) of this Section 3.15.1), the termination of which would be, or would reasonably be expected to be, the direct and proximate cause of a Material Adverse Effect.

The PHS Company has made available to Buyer true, accurate and complete copies of each Contract listed on Section 3.15.1 of the Disclosure Schedules, in each case, as amended or otherwise modified and in effect.

3.15.2     Each Contract disclosed or required to be disclosed on Sections 3.9.2 (Leased Real Property), 3.11.1 (Company Plans), 3.12.2 (IP Licenses) or 3.15.1 (Material Contracts) of the Disclosure Schedules (each, a “Material Company Contract”) (a) is in full force and effect except as set forth on Section 3.15.2 of the Disclosure Schedules, (b) is a legal, valid and binding obligation of the Acquired Company party thereto, enforceable against such Acquired Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (c) to Sellers’ Knowledge, is a legal, valid and binding obligation of each other party to such Material Company Contract, enforceable against each such other party in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.15.3     None of the Acquired Companies, nor, to Sellers’ Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under any Material Company Contract.

3.16     Transactions with Affiliates. Except as set forth on Section 3.16 of the Disclosure Schedules, neither the Acquired Companies nor any other Affiliate, executive officer, director or managing member (or the equivalent), member, shareholder or other holder of Equity Interests of an Acquired Company is a party to any agreement or transaction with an Acquired Company other than (a) with respect to the payment of compensation and other consideration to executive officers, directors or managing members (or the equivalent) or employees in the ordinary course of business consistent with past practice, (b) employment agreements with an Acquired Company,(c) participation in Company Plans, and (d) agreements and transactions solely between or among one or more Acquired Companies. Except as set forth on Section 3.16 of the Disclosure Schedules, no director or managing member (or the equivalent) or executive officer of any Acquired Company or any of its Affiliates (i) has any interest in any Asset; or (ii) has, to Sellers’ Knowledge, any cause of action or other claim whatsoever against, or owes any amount to, any Acquired Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

3.17     Litigation; Governmental Orders. Except as set forth on Section 3.17 of the Disclosure Schedules, (a) there have been no material Actions in the past three (3) years and there are no material Actions pending or, to Sellers’ Knowledge, threatened against an Acquired Company and (b) no material Governmental Order is, or during the last three (3) years has been, outstanding that is directed or addressed specifically to or adversely affecting in any material respect any Acquired Company or any Acquired Companies’ properties or rights.

3.18     Insurance. Section 3.18 of the Disclosure Schedules sets forth a listing of all policies or binders of insurance covering the operations of the Acquired Companies as of the date hereof. All such insurance policies are in full force and effect, and no Acquired Company has received written notice regarding the termination, cancellation, or material amendment of, or material premium increase with respect to, any such insurance policy. No Acquired Company has received written notice of a material default with respect to its obligations under, or notice of cancellation of, any such policies. PSC has delivered or made available to Buyer copies of all such insurance policies, and such copies are true, correct and complete. All premiums due thereon have been paid in full and no Acquired Company is in material breach or default with respect to its obligations under any such insurance policies. All such policies of insurance (a) are valid and enforceable, subject to their terms, (b) are sufficient for compliance, in all material respects, with the legal and contractual obligations of the Acquired Companies, (c) will remain in full force and effect through the respective dates set forth on Section 3.18 of the Disclosure Schedules (assuming payment of premiums due after the Closing and subject to the insurer’s rights of cancellation) and (d) will not require the consent of, or notice to the applicable insurer as a result of, or terminate or lapse by reason of, the Contemplated Transactions. Except as set forth on Section 3.18 of the Disclosure Schedules, there has been no claim in excess of $50,000 made under any such insurance policy at any time during the past twelve (12) months. During the last three (3) years, no Acquired Company has received any refusal of coverage with respect to any open claim or any notice that a defense will be afforded with reservation of rights with respect to any open claim or any notice of cancellation or any other indication that any such policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder.

3.19     Labor Matters.

3.19.1     Section 3.19.1 of the Disclosure Schedules sets forth by name, job title, employer and employment classification the employees who are employed by the Acquired Companies, including employees on leaves of absence. Except as set forth on Section 3.19.1 of the Disclosure Schedules, the employment of each such employee is “at will.” Section 3.19.1 of the Disclosure Schedules shall be updated immediately prior to the Closing. The individuals identified as “Ross Employees” on Section 3.19.1 of the Disclosure Schedules (the “Ross Employees”) will be terminated or transferred to an Affiliate of PSC prior to the Closing and will not be employees of any of the Acquired Companies as of the Closing (the “Ross Employees Transfer”).

3.19.2     Section 3.19.2 of the Disclosure Schedules contains a true and complete listing, of each individual paid an annual amount in excess of $50,000 by the Acquired Companies as an independent contractor who performs services of the type typically performed by employees of the Acquired Companies, rather than as an employee, during the last three (3) years. Section 3.19.2 of the Disclosure Schedules shall be updated immediately prior to the Closing.

3.19.3     Except as set forth on Section 3.19.3 of the Disclosure Schedules, there are no pending lawsuits, administrative proceedings, material grievances, arbitrations or other material labor disputes relating to any employee of the Acquired Companies or, to Sellers’ Knowledge, claims threatened in writing against the Acquired Companies by any existing or former employee for wage-and-hour issues, wrongful discharge, violations of equal opportunity or anti-discrimination Legal Requirements, or any other issues related to their employment or the employment practices of the Acquired Companies.

3.19.4     The Acquired Companies have not been notified in writing during the last three (3) years of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement, or any other governmental entity charged with administration and enforcement of federal or state immigration Legal Requirements concerning the Acquired Companies, or any other governmental entity regarding any issues concerning the employment policies, procedures, or practices of the Acquired Companies.

3.19.5     The Acquired Companies are, and during the last three (3) years have been, in compliance in all material respects with applicable workers’ compensation Legal Requirements.

3.19.6     Except as set forth on Section 3.19.6 of the Disclosure Schedules, (a) the Acquired Companies are not a party or subject to any union or collective bargaining agreement; (b) no labor organization or group of employees of the Acquired Companies has made a pending demand for recognition or certification; and (c) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Sellers’ Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority related to the Acquired Companies.

3.19.7     There is no work slowdown, lockout, stoppage, picketing or strike pending, or to Sellers’ Knowledge, threatened between any Acquired Company, on the one hand, and its employees, on the other hand, and there has been, and during the last three (3) years there had been, no such event. Except as set forth on Section 3.19.7 of the Disclosure Schedules, each of the Acquired Companies is, and has been, in material compliance with all applicable Legal Requirements respecting employment and employment practices.

3.20     HIPAA and Personal Data Security Compliance.

3.20.1     The Acquired Companies are, and during the last three (3) years have been, in compliance in all material respects with all applicable Legal Requirements relating to privacy, security, data protection, and the collection and use of protected health information (“PHI”) and personal and nonpublic financial data gathered, accessed, collected, or used in the course of the operations of the Acquired Companies, including the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations codified at 45 C.F.R. Part 160 and Subparts A and E of Part 164 and guidance (collectively, “HIPAA Privacy Laws”); applicable provisions of the Confidentiality of Alcohol and Drug Abuse Patient Records regulation at 42 C.F.R. Part 2; and all applicable state and federal Legal Requirements regarding the privacy and security of health information, and personal data and nonpublic financial information (including credit card data), the Payment Card Industry Data Security Standards version 2.0 (the “PCI-DSS”) and all rules and operating regulations of the credit card associations (Visa, MasterCard, American Express, Discover Network, JCB or other organization of association that authorizes any Seller to authorize, capture, and conduct transactions effected with credit cards or debit cards issued or sponsored by such organization or association) (“Payment Network Regulations”) (all non-PHI personally identifying information referred to as “Personal Data”). The Acquired Companies have the necessary agreements with all of the Acquired Companies’ “Business Associates” and “Business Associate Subcontractors” (as such terms are defined by and as such agreements are required by the HIPAA Privacy Laws) and is in compliance in all material respects with the terms of all business associate and business associate subcontractor agreements to which it is a party. Each Acquired Company has in place Business Associate agreements with all Business Associates. No Action has been asserted or, to Sellers’ Knowledge, has been threatened or commenced against any of the Acquired Companies alleging non-compliance with the HIPAA Privacy Laws, a data security violation involving unauthorized access to or disclosure of Personal Data or PHI, a violation of the PCI-DSS or the Payment Network Regulations, or a violation of any Person’s privacy, personal information, or data rights. To Sellers’ Knowledge, all Breaches (as such term is defined in Title 45 of the Code of Federal Regulations Section 164.402) of Unsecured PHI (as defined by HIPAA) have been, and during the last three (3) years had been, documented and reported to affected individuals and to federal and state authorities consistent with applicable Legal Requirements. To Sellers’ Knowledge, any breaches of Personal Data during the last three (3) years has been documented and reported to state authorities consistent with applicable Legal Requirements, and to the applicable merchant card services provider as required by the PCI-DSS Standards and the Payment Network Regulations in the event of a compromise of credit card data.

3.20.2     No Actions have been asserted or, to Sellers’ Knowledge, threatened against any Acquired Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such rules, policies, or procedures. The Acquired Companies have at all times complied in all material respects with all rules, policies, and procedures established by the Acquired Companies from time to time and as applicable with respect to privacy, security, data protection or the collection and use of PHI or Personal Data gathered or accessed in the course of operations of the Acquired Companies.

3.20.3     The Acquired Companies maintain systems, policies and procedures reasonably intended to respond to complaints received alleging violation of applicable Legal Requirements and to identify and report all Breaches of Unsecured PHI in accordance with the Acquired Companies’ legal and contractual obligations. Each Seller acknowledges and agrees that such Seller and its Subsidiaries and Affiliates (including the Acquired Companies) are, and hereby designate themselves as, affiliated entities under common ownership and control for purposes of compliance with their obligations under the HIPAA Privacy Laws.

3.21     Books and Records. The minute books and stock and equity books and records of the Acquired Companies, as previously made available to Buyer and its Representatives, contain accurate records of all material meetings of and all material corporate, limited liability company or their equivalent actions or written consents by their applicable shareholder(s) or equity holders and Board of Directors or Managers (or their equivalent).

3.22      Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any Contract or arrangement made by or on behalf of the Acquired Companies other than fees (if any) that will be paid by any of the Sellers or their respective Affiliates and for which Buyer (and after the Closing, the Acquired Companies) will have no responsibility to pay.

3.23     Reorganization. The description of the Reorganization set forth on Section 3.23 of the Disclosure Schedules is true, accurate and complete in all material respects. The consummation of the Reorganization has not had, and will not have, any negative or adverse impact (whether relating to Taxes or otherwise) on the Buyer or any of its Affiliates, any Acquired Companies, the Business of the Acquired Companies taken as a whole, or on the Business of any Acquired Company individually; provided, that, no such representation or warranty is made with respect to Buyer’s ability to make an election under Section 338 of the Code or Treasury Regulation Section 1.1502-36(d)(6) with respect to Acquired Companies subject to the Reorganization.

4.             REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to the Sellers as follows:

4.1     Organization, Power and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has full requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to perform its respective obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has taken all corporate actions or proceedings required to be taken by or on the part of Buyer to authorize and permit the execution and delivery by Buyer of this Agreement, the Ancillary Agreements to which it will be a party and the instruments required to be executed and delivered by it pursuant hereto and thereto and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions. Buyer has made available to the PHS Company a true, complete and correct copy of each of its Organizational Documents, each as in effect on the date hereof.

4.2     Authorization. This Agreement has been, and the Ancillary Agreements to which Buyer will be a party will be, duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery each of the other parties hereto or thereto, constitutes (or in the case of the Ancillary Agreements to which Buyer will be a party, will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Legal Requirements in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

4.3     No Violation or Approval; Consents. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the Contemplated Transactions will:

4.3.1     require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than (a) required filings under the HSR Act, and (b) consents, waivers, approvals, orders or authorizations that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions;

4.3.2     result in a breach, violation or termination of, or acceleration of obligations under, or default under (or an event which, with notice or lapse of time or both, would constitute a default), or require the consent of any third party under, any Contract to which Buyer is party, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions;

4.3.3     result in a violation in any material respect of any Legal Requirement or Governmental Order to which Buyer or any of its Affiliates is subject; or

4.3.4     result in a breach or violation of the Organizational Documents of Buyer.

4.4     Availability of Funds. Buyer has, and at the time of the Closing Buyer will have, immediately available funds sufficient to pay in cash all amounts payable pursuant to Article 2 and to pay all fees and expenses incurred by Buyer in connection with the Contemplated Transactions.

4.5     Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any Contract or arrangement made by or on behalf of Buyer or any of its Affiliates other than fees (if any) that will be paid by Buyer or its Affiliates and for which the Sellers and their Affiliates will have no responsibility to pay.

4.6     Investigation. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies, the Interests, the assets, the liabilities of the Acquired Companies, the Business and the Contemplated Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Ancillary Agreements, and (b) has been furnished with, or given adequate access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Sellers, the Acquired Companies, the Business and the Contemplated Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Ancillary Agreements, as it has requested.

5.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

5.1     Bring-Down of Representations and Warranties. The representations and warranties of the Sellers in this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, a Material Adverse Effect (other than (a) the Fundamental Representations (excluding Section 3.3 (Capitalization and Subsidiaries), which shall be true and correct in all respects and (b) the representations and warranties set forth in Section 3.3 (Capitalization and Subsidiaries), which shall be true and correct in all respects, except for insignificant deviations in numerical amounts).

5.2     Performance of Obligations. Each Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by such Seller prior to the Closing.

5.3     No Material Adverse Effect. Since the date of this Agreement, no event or change shall have occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

5.4     Compliance Certificate. Each Seller shall have delivered to Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 5.1, 5.2 and 5.3 has been satisfied.

5.5     No Legal Restraint. There shall be in effect no Legal Requirement or Governmental Order that has the effect of prohibiting the consummation of the Contemplated Transactions.

5.6     HSR Clearance. All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

5.7     Good Standing Certificates. Buyer shall have received a certificate of good standing for each Acquired Company certified no more than ten (10) days prior to the Closing Date by an appropriate authority of the Governmental Authority issuing such certificate in the jurisdiction of the Acquired Company’s creation, formation, or organization.

5.8     Delivery of Ancillary Agreements. Buyer shall have received a copy of each of the Ancillary Agreements fully executed by the other parties thereto, including:

5.8.1     a membership interest assignment and assumption agreement in the form attached hereto as Exhibit D (the “Membership Interest Assignment and Assumption Agreement”), duly executed by each Seller;

5.8.2     instructions for or confirmation of the payment amounts for all Company Transaction Expenses to be paid at and as of the Closing Date;

5.8.3     one (1) or more payoff letters, drafts of which shall have been delivered to Buyer at least five (5) Business Days prior to the Closing Date, executed by the lenders with respect to all Closing Indebtedness, if any, setting forth the amounts (including principal and accrued but unpaid interest) necessary to repay any such lender in full through the Closing Date;

5.8.4     the Escrow Agreement, duly executed by each Seller and the Escrow Agent (provided, however, the failure of the Escrow Agent to execute the Escrow Agreement shall not constitute a breach of this Agreement by any Seller);

5.8.5     duly executed letters of resignation from each director of the Acquired Companies, effective as of the Closing Date; and

5.8.6     any other documents reasonably requested by Buyer to effect the Contemplated Transactions.

5.9     Withholding Certificates. Each Seller shall have delivered or caused to be delivered to Buyer such certificates, in form and substance satisfactory to Buyer, duly executed and acknowledged, as are necessary to establish that no amount paid by Buyer pursuant to this Agreement is subject to withholding pursuant to any provision of Tax law or regulations thereunder, including without limitation Code Section 1445.

5.10     Third Party Approval. PSC shall have obtained and delivered to Buyer the consents and approvals from the third parties set forth on Section 5.10 of the Disclosure Schedules.

5.11     Release of Performance Bonds Obligations. Subject to Buyer’s compliance with its obligations pursuant to Section 7.16, PSC shall provide evidence that the Acquired Companies have been released from all obligations relating to the Existing Performance Bonds.

6.             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.

The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1     Bring-Down of Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct in as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impair the ability of Buyer to perform its obligations under this Agreement or consummate the Contemplated Transactions.

6.2     Performance of Obligations. Buyer shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing.

6.3     Compliance Certificate. Buyer shall have delivered to the Sellers a certificate of Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2 has been satisfied.

6.4     No Legal Restraint. There shall be in effect no Legal Requirement or Governmental Order that has the effect of prohibiting the consummation of the Contemplated Transactions.

6.5     HSR Clearance. All necessary filings pursuant to the HSR Act shall have been made and the applicable waiting periods thereunder shall have expired or been terminated.

6.6     Delivery of Ancillary Agreements. The Sellers shall have received a copy of each of the Ancillary Agreements fully executed by the other parties thereto, including the Membership Interest Assignment and Assumption Agreement.

7.              COVENANTS OF THE PARTIES.

7.1     Access to Premises and Information.

7.1.1     Upon reasonable notice from time to time given prior to the earlier of the Closing or the termination of this Agreement in accordance with Article 8, PSC will cause the Companies to permit Buyer and its Representatives to have reasonable access during normal operating hours to the books and records of the Acquired Companies (the “Records”) and to the premises of any Acquired Company during normal business hours; provided, that Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies. All information exchanged pursuant to this Section 7.1 shall be subject to that certain non-disclosure and confidentiality agreement between Molina Healthcare, Inc. and PSC dated May 22, 2015 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 7.1, any of the Sellers or any of the Companies may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party; provided, however, that if any of the Sellers or any of the Companies withholds any documentation or information in accordance with this clause (a), PSC shall promptly notify Buyer that information or records are being withheld and use its commercially reasonable efforts to communicate to Buyer the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality obligations, (b) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by such Seller or such Company, as applicable, after consultation with legal counsel, would reasonably be expected to risk a waiver of such privilege or (c) if the provision of access to such document (or portion thereof) or information, as determined by such Seller or such Company, as applicable, in good faith after consultation with legal counsel, would reasonably be expected to conflict with applicable Legal Requirements or Governmental Orders.

7.1.2     Upon reasonable notice from time to time, for a period of five (5) years after the Closing, Buyer and each Seller will cause their respective Affiliates to permit each other and their respective Representatives to have reasonable access during normal operating hours to (a) the Records (including any Records relating to Taxes and Tax returns) of (or in the case of Seller, reasonably related to) any Acquired Company, to the extent that such access may reasonably be required by such Person in connection in each case, for the purpose of (i) preparing any Tax Returns that are required to be filed for any Seller that relate to (or include) any Pre-Closing Tax Period or for the Acquired Companies pursuant to Section 7.9.1, (ii) preparing any Tax Returns that are required to be filed for Buyer or any Acquired Companies to the extent that information relating to any Pre-Closing Tax Period is relevant to the preparation of such Tax Returns, or (iii) assisting PSC’s external auditor to perform an audit of any of the Sellers, the Business or the Acquired Companies for the fiscal year ending on December 31, 2015. Such access shall be afforded by the Person providing information upon receipt of reasonable advance notice and during normal business hours without disruption to the business or operations of the Acquired Companies. The Person seeking access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.1.2 or Section 7.9.4. No Person receiving such access to information shall use or disclose any such information provided hereunder except to the extent reasonably necessary for the purposes described above, and the disclosing Person may require the Person requesting such information to execute a customary confidentiality agreement at the time of disclosing such Records to such Person or Persons hereunder. The receiving Person may share information provided hereunder with their respective professional advisors with a need to know such information; provided that Buyer or any Seller, as applicable, shall be responsible for any breach by such Persons of the use and disclosure restrictions hereunder.

7.1.3     Prior to the Closing, the Sellers shall use commercially reasonable efforts to provide Buyer with a schedule setting forth each state in which each Acquired Company (i) is registered for Tax purposes, (ii) is or has been liable for any Taxes on a “nexus” basis at any time in the five (5) years prior to the date hereof, (iii) is qualified to do business, (iv) owns or regularly uses property, (v) has any employee or in which any employee of the Company is regularly present, or (vi) has any agent, representative or distributor.

7.2     Conduct of Business Prior to Closing.

7.2.1     Prior to the earlier of the Closing or the termination of this Agreement in accordance with Article 8, except as otherwise contemplated by this Agreement, as otherwise consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or as set forth on Section 7.2 of the Disclosure Schedules, PSC shall, and shall cause the Companies and the other Acquired Companies to, (a) conduct their Business in the ordinary course of business, consistent with past practices and (b) use commercially reasonable efforts to preserve their Business, preserve the corporate existence of the Acquired Companies, keep available the services of each of their current officers, employees (other than the Ross Employees) and independent contractors except in the ordinary course of business, consistent with past practice, and to preserve the goodwill of each Acquired Company’s suppliers, patients, employees (other than the Ross Employees), customers and all others with whom an Acquired Company has material business relationships except in the ordinary course of business, consistent with past practice.

7.2.2     Without limiting the generality of Section 7.2.1, prior to the earlier of the Closing or the termination of this Agreement in accordance with Article 8, without the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed), and except as otherwise contemplated by this Agreement or as set forth on Section 7.2 of the Disclosure Schedules, PSC shall not, and shall not cause or permit any Company or any other Acquired Company to:

(a)     materially increase the compensation (including bonuses) payable on or after the date hereof to any director or officer of such Acquired Company except for increases provided for in any Contracts, plans or general policies in effect on the date hereof or which were entered into or adopted in the ordinary course of business consistent with past practices;

(b)     adopt or amend any Employee Plan that materially increases the benefits to any employee, officer or director of an Acquired Company other than in the ordinary course of business, as may be required by applicable Legal Requirements, or with respect to any Ross Employee;

(c)     enter into any collective bargaining agreement, except as may be required by Legal Requirements;

(d)     issue, sell or otherwise dispose of the Interests or any other capital stock or other Equity Interests or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise of other securities) any of its membership interests, capital stock or other Equity Interests;

(e)     form any Subsidiary, acquire any Equity Interests or other interest in any other Person, or make any loans, advances or capital contributions to, or investments, in any other Person;

(f)     incur, assume or guarantee any Indebtedness for borrowed money, other than under credit facilities in existence on the date hereof (which shall not be modified or amended to increase any Indebtedness) and other than any accrual of interest under any notes in existence on the date hereof;

(g)     subject any of the properties or assets of the Acquired Companies to any Encumbrances (other than Permitted Encumbrances);

(h)     make any material changes in its methods of accounting or accounting practices (including with respect to reserves);

(i)     enter into any commitment for capital expenditures in excess of $200,000 in the aggregate;

(j)     amend its Organizational Documents or effect any membership interest or stock split, membership interest or stock combination, stock dividend, membership interest distribution or similar action;

(k)     acquire, sell, lease, license or otherwise dispose of any business or material investment or any material assets, except for in the ordinary course of business or pursuant to existing Contracts;

(l)     merge, combine or consolidate with any Person or enter into any Contract to do so;

(m)     declare, set aside or pay any dividend to any Seller;

(n)     make, change or revoke any material Tax election;

(o)     enter into any settlement or compromise of any Action if such settlement or compromise would involve the payment by an Acquired Company of more than $300,000 or the imposition of any material non-monetary restrictions upon any Acquired Company;

(p)     adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(q)     announce, give notice of or carry out any mass layoff of employees;

(r)     except in the ordinary course of business, enter into any Contract described in Sections 3.15.1 (a)-(s) or amend in any material respect any Contract disclosed, or required to be disclosed on Schedule 3.15.1 (Material Contracts);

(s)     make any material change in the Acquired Companies’ cash management practices or their practices with respect to collection of accounts receivable, establishment of reserves for uncollectable receivables, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(t)     fail to maintain in full force and effect any existing insurance policies (which are not replaced with alternative policies with comparable or greater terms and conditions);

(u)     enter into an agreement relating to the allocation of overhead costs and interest expenses with the Acquired Companies, except any such agreement that memorializes (and does not change) such allocation methods or their tax characterization consistent with the historical practices of the Acquired Companies and which is terminated at or prior to the Closing with no continuing obligation or liability of any sort on the part of any Acquired Company following the Closing (which termination the Sellers shall cause to occur at or prior to the Closing); or

(v)     agree or commit to do any of the things referred to in sub-clause (a) through (u) of this Section 7.2.2.

Notwithstanding any of the foregoing, nothing in this Section 7.2 shall restrict the Acquired Companies from distributing its Cash on Hand prior to Closing.

7.3     Confidentiality.

7.3.1     Confidentiality Agreement. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate, or if this Agreement is terminated, until the expiration of the Confidentiality Agreement.

7.3.2     Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Buyer and PSC, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that any party may issue a press release or make a public announcement to the extent necessary for such party to comply with applicable securities Legal Requirements, and, to the extent practicable, shall provide a copy to PSC (if such party is Buyer or, after the Closing, any of the Companies) or Buyer (if such party is PSC or, prior to the Closing, any of the Companies) in advance of its release.

7.3.3     Post-Closing Confidentiality. For a period of five (5) years after the Closing Date (and indefinitely with respect to Trade Secrets), none of the Sellers nor any of their respective Affiliates or Representatives will disclose, divulge or make use of any Trade Secrets or other confidential or non-public information of a business, financial, marketing, technical or other proprietary nature pertaining to Buyer, the Acquired Companies or the Business, including information of third-parties that any of the Acquired Companies has agreed to keep confidential, in each case, that was made available to or to which any of the Sellers, their respective Affiliates or any of their respective Representatives had access to on or prior to the Closing Date, except (a) to the extent that such information shall have become generally available to the public other than by breach of this Agreement by any of the Sellers or any of their respective Affiliates or Representatives and (b) to the extent that disclosure of such information is required by Legal Requirement or any of the Sellers or any of their respective Affiliates or Representatives is requested or required by a Governmental Authority or in connection with any Action to make such disclosure (but only after Buyer has been provided with reasonable notice and opportunity to take action against any such disclosure).

7.4     Preparation for Closing. Subject to the terms and conditions hereof, each of the Sellers and Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:

7.4.1     Antitrust Matters. Each of the Sellers and Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act or any applicable foreign antitrust and competition Legal Requirements with respect to the Contemplated Transactions in the most expeditious manner practicable, but in any event within fifteen (15) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested of such party by the relevant Governmental Authorities in connection with the HSR Act or any applicable foreign antitrust and competition Legal Requirements. PSC, on its own behalf and on behalf of Ross, and Buyer shall pay fifty percent (50%) of all filing fees associated with the HSR filings and any applicable foreign antitrust and competition Legal Requirements. Each of the Sellers and Buyer will use its reasonable best efforts to resolve favorably any review or consideration of the antitrust aspects of the Contemplated Transactions by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust Legal Requirements. Each of the Sellers and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or foreign Governmental Authority in connection with the Contemplated Transactions unless it consults with the other party in advance, if at all possible, and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Each Seller and Buyer will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any communication, appearance, presentation, argument, proposal, or other submission made to a Governmental Authority in connection with any investigation or proceeding under the HSR Act or any applicable foreign antitrust and competition Legal Requirements relating to the Contemplated Transactions. Each Seller and Buyer will promptly inform each other of any communication to or from Governmental Authorities and supply each other with copies of all correspondence, filings or communications with Governmental Authorities, with respect to the Contemplated Transactions; provided, that to the extent any of the documents or information are commercially or competitively sensitive, such Seller or Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client (although such antitrust counsel may use such documents and information in advocating on behalf of its client with any Governmental Authority). In the interest of clarity, neither Buyer nor any of its Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses; (ii) agree to any restrictions on the activities of Buyer or its Affiliates (including, after the Closing, any of the Companies); (iii) waive any rights to which they are entitled; (iv) pay any amount; (v) defend commence or prosecute any Action; or (vi) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the consummation of the Contemplated Transactions.

7.4.2     Certain Filings, Etc. Each of the Sellers and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Material Company Contracts, in connection with the consummation of the Contemplated Transactions, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate any Acquired Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Material Company Contract; provided, further, that the obtaining of any such consents, approvals or waivers shall not be deemed to be conditions to the obligations of the parties to consummate the Contemplated Transactions unless set forth on Section 5.10 of the Disclosure Schedules. Notwithstanding anything to the contrary, each Seller shall be required to take all actions necessary or appropriate to release the Acquired Companies as guarantors under any line of credit outstanding as of the date hereof, such releases shall be a condition to the obligation of Buyer to consummate the Contemplated Transactions.

7.5     Notice of Certain Events. During the period from the date of this Agreement to the Closing Date, each party hereto shall promptly notify the other party hereto of (a) any representation or warranty made by such party hereunder not being true and correct which would reasonably be expected to result in the failure to satisfy any condition to the obligations of any party to effect the Contemplated Transactions, (b) the failure of any Acquired Company, Buyer or any Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in the failure to satisfy any condition to the obligations of any party to effect the Contemplated Transactions, (c) any action, suit, claim, investigation or proceeding commenced, threatened in writing against, relating to or involving or otherwise affecting such party that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement, in each case, to Sellers’ Knowledge; and (d) any written notice or other written communication from any Person or Governmental Authority alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions. The parties hereby acknowledge that the Indemnified Parties do not and shall not waive any rights they may have hereunder as a result of any notification given pursuant to this Section 7.5.

7.6     Business Records. Buyer acknowledges that a Seller may from time to time from and after the Closing require access to the Records, and agrees that upon reasonable prior notice, it will, and will ensure that the Acquired Companies will, during normal business hours, provide such Seller and its Affiliates and their respective Representatives with either access to or copies of the Records. If the Acquired Companies shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, Buyer shall, or shall cause the Companies to, prior to any such disposition, notify such Seller and provide to such Seller (or, if applicable, its designee) and its Representatives a reasonable opportunity, at such Seller’s expense, to make copies of or remove such Records.

7.7     Conflict of Interest; Attorney-Client Privilege. Buyer, on behalf of its itself and its Affiliates (including the Acquired Companies following the Closing) (Buyer and all such other Persons, “Buyer Related Parties”) hereby waives, any claim that Paul Hastings LLP (“Prior Company Counsel”) in connection with this Agreement or the Contemplated Transactions (“Pre-Closing Representation”) has a conflict of interest or is otherwise prohibited from representing any Seller or any of their respective officers, directors, members, managers or Affiliates (“Seller Related Parties”) in any dispute with any Buyer Related Parties or any other matter involving this Agreement or its subject matter or the Contemplated Transactions, in each case, after the Closing Date, even though the interests of one or more of the Seller Related Parties in such dispute or other matter may be directly adverse to the interests of one or more Buyer Related Parties and even though Prior Company Counsel may have represented one or more of the Acquired Companies in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more Buyer Related Parties. Buyer, on behalf of the Buyer Related Parties, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Seller Related Parties or any Acquired Company (with respect to the Acquired Companies, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by the applicable Seller, and shall not pass to or be claimed by any Buyer Related Parties. This Section 7.7 shall survive the Closing and shall remain in effect following the Closing. Without limitation of the foregoing, no Buyer Related Parties may use or rely on any privileged communications described in the immediately preceding sentence in any claim, dispute, action, suit or proceeding against or involving any of the Seller Related Parties. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or the Acquired Companies, on the one hand, and a third party other than (and unaffiliated with) Seller, on the other hand, then the Companies (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, however, that neither Buyer nor any Acquired Company may waive such privilege without the prior written consent of the applicable Seller, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 7.7 is for the benefit of the Seller Related Parties and each Prior Company Counsel, and the Seller Related Parties and each Prior Company Counsel are express third party beneficiaries of this Section 7.7. This Section 7.7 shall be irrevocable, and no term of this Section 7.7 may be amended, waived or modified, without the prior written consent of the applicable Seller and Prior Company Counsel affected thereby. For avoidance of doubt, the foregoing provisions of this Section 7.7 do not apply to any representation by Prior Company Counsel in connection with any matter other than the Pre-Closing Representation, including any representation in a matter involving any person other than one of the Buyer Related Parties or one of the Seller Related Parties.

7.8     Transfer Taxes. PSC on behalf of the Sellers shall be responsible for all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) in connection with the Contemplated Transactions.

7.9     Tax Matters.

7.9.1     Tax Returns. Following the Closing, PSC shall prepare, or cause to be prepared, and timely file or cause to be timely filed, all income Tax Returns that are required to be filed for the Acquired Companies that relate to (or include) any Pre-Closing Tax Period ending on or before the Closing Date (but excluding any Straddle Tax Period Return) and that are due after the Closing Date. For the avoidance of doubt, such income Tax Returns will include those listed on Section 7.9.1 of the Disclosure Schedules. Any such income Tax Returns shall be prepared in a manner consistent with all positions taken, methods used, and elections made in prior periods in filing income tax returns for the Acquired Companies except as otherwise required by applicable Legal Requirements (including without limitation, compliance with Code Section 482 and any related Code provisions, Treasury Regulations thereunder and any comparable provisions of state Tax law) and before filing any such income tax return, PSC shall provide Buyer with a copy of such income Tax Return at least forty-five (45) days prior to the last date for timely filing such income Tax Return (giving effect to any valid extensions thereof); provided, that Buyer fully complies with Section 7.9.4 hereof regarding providing PSC with the necessary information to prepare such Tax Returns. Except as expressly set forth in this Agreement or in connection with a breach or inaccuracy in any representation, warranty or covenant of any of the Sellers, none of the Sellers shall have any liability under this Agreement (including via the Ancillary Agreements) with respect to (a) any Taxes that were taken into account in the calculation of Net Working Capital, (b) Taxes incurred as a result of actions outside the ordinary course unilaterally taken by Buyer after the Closing which are not contemplated by this Agreement (including any Tax elections made unilaterally by Buyer or which Buyer unilaterally causes the Acquired Companies to make) or otherwise required by applicable Legal Requirements or (c) Taxes incurred by the Acquired Companies after the Closing Date. Following the Closing and except as otherwise required by applicable Legal Requirements, neither Buyer nor any Acquired Company shall amend any Tax Return to the extent that such Tax Return relates to any Pre-Closing Tax Period without the prior written consent of PSC. Buyer shall, if PSC reasonably requests and at the sole expense of PSC, cause the relevant Acquired Company to file an amended separate Tax Return for the purpose of obtaining any Tax refund to which PSC would be entitled under Section 7.9.3 so long as such amended Tax Return is prepared in compliance with applicable Legal Requirements and, if made on an elective basis by PSC and not required by any Governmental Authority in connection with or to conform to a federal, state or local audit result, is not reasonably likely to result in an adverse Tax consequence to Buyer or any Acquired Company with respect to any Taxable period ending after the Closing Date. Buyer and PSC shall reasonably cooperate in connection with the filing of any such amended Tax return in accordance with Section 7.9.4.

7.9.2     Allocation of Taxes. For purposes of this Agreement, Taxes incurred during a tax period that begins before and ends after Closing (each such tax period, a “Straddle Tax Period”) shall be allocated to the pre-Closing portion thereof constituting a Pre-Closing Tax Period as follows: (a) ad valorem Taxes for such period shall be equal to the amount of such Taxes for the full tax period multiplied by a fraction, the numerator of which is the number of days during the pre-Closing partial tax period and the denominator of which is the number of days during the full tax period; and (b) Taxes (other than the Taxes referred to in clause (a)) for the pre-Closing partial tax period shall be computed as if such taxable period ended on the Closing Date under the closing-of-the-books method. All Straddle Tax Period Tax Returns will be prepared consistently with prior Tax Returns of the Acquired Companies and PSC, including accounting methods and conventions, in each case to the extent the same are in compliance with applicable Legal Requirements (including without limitation, compliance with Code Section 482, Treasury Regulations promulgated thereunder, related Code provisions and comparable provisions of state Tax law).

7.9.3     Refunds. Except in the case of any refund of Taxes with respect to an Acquired Company as a result of the carryback of any Tax item from a taxable period after the Closing (including the portion after the Closing of any such period that includes the Closing) to a Pre-Closing Tax Period, any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of Taxes of, or with respect to, the Acquired Companies for any Pre-Closing Tax Period that were paid by PSC and not taken into account as a current asset in calculating Net Working Capital will be for the benefit of PSC, and Buyer shall, or shall cause the Company or any other Acquired Company to forward the amount of any such refunds actually received by Buyer or any Acquired Company (whether in the form of a refund or as a credit against or an offset of Taxes otherwise payable by Buyer with respect to any Taxable period ending after the Closing), together with any interest thereon actually received by Buyer, by wire transfer of immediately available funds within thirty (30) days of receiving such refund or benefit thereof to PSC. Notwithstanding the foregoing, that any refund of Taxes that is received as a result of the carryback of any Tax item from a taxable period after the Closing (including the portion after the Closing of any such period that includes the Closing) to Pre-Closing Tax Period shall belong exclusively to Buyer or the applicable Acquired Company and, if received by PSC, shall be promptly delivered by PSC to Buyer or the applicable Acquired Company. For the avoidance of doubt, this Section 7.9.3 shall not apply to Tax credits.

7.9.4     Cooperation on Tax Matters. Subject to Section 7.1.2, Buyer and each Seller shall, and shall cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request in connection with any Tax matters relating to the Acquired Companies. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities, including Buyer providing to a Seller all information reasonably requested by such Seller as needed for such Seller to prepare any Tax Returns and, subject to receipt from Seller on the Closing Date of all Records and other information reasonably necessary in connection therewith (and promptly upon request from Buyer of information desirable in connection therewith), Buyer providing such Seller with depreciation schedules relating to the Pre-Closing Tax Period ending on the Closing Date. Except as otherwise contemplated by this Agreement, information so requested shall be provided as promptly as reasonably practical, but in no event later than seventy-five (75) days after the Closing Date; provided however, that on or before the Closing Date, Sellers shall provide the Companies with all Records and information necessary (and promptly upon request from Buyer of information so desirable) for Buyer to prepare the depreciation schedules for the Pre-Closing Tax Period ending on the Closing Date. Each Seller will retain and make available to Buyer all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for all Pre-Closing Tax Periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Any information obtained under this Section 7.9.4 will be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

7.9.5     Tax Election.

(a)     If Buyer so requests, Sellers shall join with Buyer in a joint Section 338(h)(10) Election with respect to the purchase and sale of Equity Interests of one or more eligible Acquired Companies and Seller shall include any income, gain, loss, deduction, or other tax item resulting from a Section 338(h)(10) Election on Sellers’ Tax Returns to the extent required by applicable law and (ii) PSC shall cause the applicable Acquired Company to pay any Tax imposed on such Acquired Company attributable to the making of the Section 338(h)(10) Election. Buyer shall deliver to Sellers all the Section 338 Forms properly completed in accordance with all applicable Laws no less than fifteen (15) days before the date such Section 338 Forms are required to be filed and Sellers shall duly execute and timely file such forms. If a Section 338(h)(10) Election is made, Sellers, the applicable Acquired Company and Buyer agree that the Tax Purchase Price for such Acquired Company (plus other relevant items) as defined in Section 7.9.7 will be allocated to the assets of each Acquired Company for which a Section 338(h)(10) Election is made in accordance with Section 7.9.7. If a Section 338(h)(10) Election is made, PSC, the applicable Acquired Company and Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. If the Section 338(h)(10) Election is made, to the extent permitted by state, local or foreign Tax laws, (i) the principles and procedures hereof relating to the Section 338(h)(10) Election shall apply to any equivalent or comparable provision under the Tax laws of such other jurisdiction, and (ii) Sellers as reasonably required shall cooperate and join in any election made by any of the Companies or Buyer to effect such an election so as to treat the purchase contemplated by this Agreement as a purchase of assets under the Tax laws of such other jurisdiction.

(b)     With respect to every Section 338(h)(10) Election, Buyer and the Companies, jointly and severally, shall pay to PSC in cash the amount of total additional consideration necessary to cause PSC’s after-Tax net proceeds (including any Tax on income attributable to the receipt of the Tax adjustment described in this Section 7.9.5(b)) from the sale of the Equity Interests of each applicable Acquired Company with all federal and state Section 338(h)(10) Elections to be equal to the after-Tax net proceeds that PSC would have received had no Section 338(h)(10) Elections been made, taking into account all otherwise applicable state, federal, foreign and local Tax implications, including any Taxes imposed on the applicable Acquired Company by reason of the Section 338(h)(10) Election (the “Tax Adjustment”). PSC, Buyer and the Acquired Company shall cooperate in good faith to minimize the amount of the Tax Adjustment; provided that PSC shall not be required to incur material risk, liability, loss or expense to minimize the amount of the Tax Adjustment. In calculating the Tax Adjustment with respect to an Acquired Company for which Section 338(h)(10) Election is made, (i) only items of income, gain, deduction, loss and expense arising out of the Contemplated Transactions shall be considered, and (ii) PSC shall be treated as subject to the maximum combined federal, state, local and foreign marginal income Tax rate (net of federal benefit) applicable to PSC with respect to the applicable Acquired Company.

(c)     As promptly as practicable, but in no event later than one hundred twenty (120) days after the Closing Date, PSC shall cause PSC’s outside accountants to prepare and deliver to Buyer a schedule computing the amount of the Tax Adjustment which would be payable for each Acquired Company which is eligible for a Section 338(h)(10) Election if such an election is made (the “Tax Adjustment Schedule”) based on the allocation of the Purchase Price among the assets of the Companies in accordance with Section 7.9.7. During the thirty (30) days following the receipt by Buyer of the Tax Adjustment Schedule, Buyer’s agents, accountants and representatives shall be permitted to review the working papers of PSC’s accountants relating to the Tax Adjustment Schedule, but not including Tax Returns of PSC or its Affiliates. PSC and PSC’s accountants shall cooperate with Buyer and its agents, accountants and representatives in facilitating such review. Buyer shall give any comments or objections it has with respect to the Tax Adjustment Schedule to PSC and PSC’s outside accountants. Such comments or objections, insofar as they relate directly or indirectly to the amount of the Tax Adjustment, shall be resolved without regard to any materiality standard, and the final Tax Adjustment Schedule delivered to Buyer pursuant to the provisions of the next paragraph shall reflect such resolution.

(d)     Within seven (7) days after the expiration of such thirty (30) day period, PSC shall deliver to Buyer the final Tax Adjustment Schedule. Within ten (10) days after receipt of such final Tax Adjustment Schedule, Buyer shall deliver a letter to PSC stating whether it concurs with such final Tax Adjustment Schedule and listing Buyer’s exceptions thereto, if any, together with the reasons therefor. If such objections cannot be resolved between Buyer and PSC within ten days after delivery of such letter by Buyer, the questions or questions in dispute shall then be submitted, as soon as practicable, to a neutral arbitrator selection in accordance with Section 7.9.7, the decision of which as to such question or questions in dispute shall be final and binding upon PSC and Buyer; provided that the arbitrator’s determination shall be limited to choosing the position either of the Buyer or PSC with respect to the amount in dispute. The fees of any arbitrator shall be borne by PSC and Buyer, in such amount(s) as shall be determined by the arbitrator based on the proportion that the aggregate amount of disputed items submitted to the arbitrator that is unsuccessfully disputed by PSC or Buyer as determined by the arbitrator, bears to the total amount of such disputed items so submitted.

(e)     Within five (5) days after the later of resolution of all disputes with respect to the final Tax Adjustment Schedule or Sellers’ timely filing of the duly executed Section 338 Forms in accordance with Section 7.9.5(a), Buyer and the Companies, jointly and severally, shall pay to PSC by wire transfer of immediately available funds the amount of the Tax Adjustment with respect to each Section 338(h)(10) Election requested by Buyer.

7.9.6     Tax Claims. Buyer shall promptly notify PSC in writing of the commencement of any audit or examination of any income Tax Return of the Acquired Companies for any Pre-Closing Tax Period on or before the Closing Date and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes under this Agreement (a “Tax Claim”). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim. At PSC’s sole expense, PSC shall have the right to control any Tax Claims in the Tax audit, examination, and settlement stage and, if not settled, in any further contest; provided, however, that PSC shall inform Buyer of the status and progress of such Tax Claim and Buyer shall have the right to participate in any such audit examination or other proceeding. PSC may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that PSC does not exercise its right to control any Tax Claim, Buyer shall control such Tax Claim; provided, however, that Buyer shall inform PSC of the status and progress of such Tax Claim and PSC will have the opportunity to participate in such Tax Claim at its expense. Buyer shall not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining PSC’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.9.7     Allocation of Tax Purchase Price.

(a)     The Purchase Price shall be allocated among the Acquired Companies in the amounts set forth on Section 7.9.7 of the Disclosure Schedules. In the event that the Final Purchase Price is more or less than the sum of the amounts set forth on Section 7.9.7 of the Disclosure Schedules, such Final Purchase Price shall be allocated among the Acquired Companies in proportion to the respective allocations set forth on Section 7.9.7 of the Disclosure Schedules. Buyer and PSC acknowledge that the purchase and sale of the Interests will be treated as a purchase and sale of the assets of the Companies for federal and state income tax purposes. Buyer and PSC shall timely file Forms 8594 with the IRS in accordance with the requirements of Section 1060 of the Code and that are prepared consistent with the allocations determined pursuant to this Section 7.9.7 reflecting allocation of the sum of the Purchase Price and any liability or other amount included in the amount realized by PSC or cost basis to Buyer with respect to the transactions contemplated by this Agreement (the “Tax Purchase Price”). Within seventy-five (75) days following the Closing Date, PSC shall deliver to Buyer PSC’s proposed schedule (the “Allocation Schedule”) with respect to each Acquired Company that is eligible for a 338(h)(10) Election or is treated as disregarded as an entity separate from its respective Seller for federal income tax purposes. The Allocation Schedule shall specify PSC’s determination of how the Tax Purchase Price allocated to each such Acquired Company in accordance with Section 7.9.7 of the Disclosure Schedules shall be allocated among each designated class of assets of such Acquired Company as defined in Treasury Regulation Section 1.338-6(b)(2) and in accordance with Treasury Regulation Section 1.1060-1 and applicable Legal Requirements. Any redetermination of the Tax Purchase Price within the meaning of Treasury Regulations Section 1.338-7 shall be made as required thereby and shall be taken into account by Buyer and PSC in carrying out the provisions of this Section 7.9.7. In the event that the allocation of the Tax Purchase Price has not been fully determined in accordance with this Section 7.9.7 by the time the income Tax Returns of Buyer or PSC are required to be filed (taking available extensions of time into account), then to the extent not so determined, Buyer and PSC shall each file its Tax Returns based on its good faith determination; and if the final determination of the allocation pursuant to this Section 7.9.7 varies from the manner in which Buyer or PSC prepared such Tax Returns, then it shall file an amendment of such Tax Returns in order to make the Tax Returns as so filed consistent with the allocation of the Tax Purchase Price as finally determined pursuant to this Section 7.9.7. Except (i) pursuant to a final determination (within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign Tax law) or (ii) with respect only to an Acquired Company for which a Section 338(h)(10) Election has been made or which is otherwise treated as an asset sale for federal income Tax purposes, in accordance with a written opinion of legal counsel of national reputation and not having represented either Buyer or Seller in these Contemplated Transactions to the effect that failing to take such inconsistent position with respect to the allocation of value pursuant to Code Section 1060 as to the assets of such Acquired Company would subject Buyer or Seller, as the case may be, to Tax penalties, the Parties shall make consistent use of the allocation as agreed or determined pursuant to this Section 7.9.7 for all Tax purposes and in all filings, declarations and reports with the IRS and other taxing authorities in respect thereof. In any Action involving a Taxing Authority related to the determination of any Tax, neither Buyer nor PSC shall contend or represent that such allocation is not correct.

(b)     Buyer shall not object to the Allocation Schedule proposed by PSC except on grounds that such Allocation Schedule fails to conform to the requirements of this Section 7.9.7. Any disagreements regarding the allocation required by this Section 7.9.7 which cannot be resolved within thirty (30) days of PSC’s delivery of the Allocation Schedule shall be submitted for final and binding resolution to a tax partner at the Accounting Firm (the “Tax Arbitrator”). The Tax Arbitrator shall be selected by mutual agreement of Buyer and PSC; provided that if the parties are unable to agree on a Tax Arbitrator, each party shall select a person qualified to act as a Tax Arbitrator and such individuals together shall select the Tax Arbitrator. The Tax Arbitrator shall have no authority modify the Allocation Schedule proposed by PSC unless the Tax Arbitrator determines that such proposed Allocation Schedule does not conform to the requirements of this Section 7.9.7. The Tax Arbitrator will only consider those matters as to which Buyer and PSC have disagreed and must resolve the matters in accordance with the terms and provisions of this Allocation Schedule. Buyer and PSC each shall submit to the Tax Arbitrator its proposed determination of such matters in dispute, together with such other information relevant to the resolution of such matters as it desires to support its proposal. The Tax Arbitrator shall deliver to Buyer and PSC, as promptly as practicable and in any event within thirty (30) calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with this Allocation Schedule. The Tax Arbitrator shall select as a resolution the position of either Buyer or PSC for each item of disagreement and may not impose an alternative resolution. The determination of the Tax Arbitrator shall be final and binding upon Buyer and PSC. The fees and expenses of the Tax Arbitrator incurred in connection with its review and determination of any dispute pursuant to this Allocation Schedule shall be borne by the non-prevailing party as determined by the Tax Arbitrator.

7.9.8     Certain Elections. Unless Buyer provides advance written consent to the contrary, PSC shall make an election pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(A) only with respect to each Acquired Company listed on Section 7.9.8 of the Disclosure Schedules for which such an election is available to the extent necessary to cause no reduction to the tax attributes of any Acquired Company upon disposition. Seller shall not make an election pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(B) or (C) to reattribute any portion of the tax attributes of any Acquired Company to PSC in an absence of Buyer’s advance written consent.

7.10     Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 8, none of the Sellers shall (and each Seller shall not cause any of its Representatives or any Acquired Company to) solicit or initiate the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of all or substantially all of the Equity Interests or assets of any Acquired Company (whether by merger, recapitalization, share exchange, sale of assets or any other similar transaction) or participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in any effort or attempt by any Person to do or seek any of the foregoing.

7.11     Further Assurances. Each of the Sellers and Buyer, upon the reasonable request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to make more fully effective the consummation of the Contemplated Transactions.

7.12     Right to Seller Name and Seller Marks. Buyer and its Affiliates (which, for the purposes of this Section 7.12 shall include the Acquired Companies) shall make no use of the Seller Name and Seller Marks in connection with operation of the Business immediately upon the Closing. Buyer, for itself and its Affiliates, acknowledges and agrees that neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Name and Seller Marks and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of the Seller or any of its Affiliates in or to any of the Seller Name and Seller Marks. Buyer acknowledges and agrees that immediately following the Closing, but no later than three (3) Business Days thereafter, Buyer shall cause the name of each Company and any applicable Acquired Company to be changed in order to remove the Seller Name and Seller Marks in the name of such Company and such Acquired Company. Notwithstanding the foregoing, each Seller acknowledges that the Seller Name and Seller Marks may have been utilized prior to the Closing in connection with the Material Company Contracts outstanding as of the Closing Date or any invoices, letters or other documentation submitted prior to the Closing and those materials shall not be deemed a breach of this Section 7.12. Buyer shall use commercially reasonable efforts to notify vendors, suppliers and patients of the name change in the ordinary course of business following the Closing Date.

7.13     Bonus Plan. The PHS Company has adopted the 2015 Providence Human Services Short-Term Incentive Plan (the “Bonus Plan”) pursuant to which certain members of the Acquired Companies’ management have been granted awards of the right to earn cash bonuses. As of the Closing, Buyer shall assume such Bonus Plan and all liabilities pursuant to such Bonus Plan and Buyer covenants and agrees to promptly make all payments pursuant to the terms of such Bonus Plan if and when such payments become due and payable; provided, however, that the amount of such Bonus Plan shall be included in the Net Working Capital Calculation.

7.14     Non-Competition and Non-Solicitation.

7.14.1     During the period beginning on the Closing Date and ending on the second (2nd) anniversary thereof (the “Restricted Period”), none of the Sellers shall directly or indirectly invest in, own, manage, operate, finance or control any Person engaged in any of the businesses set forth on Exhibit E to this Agreement (the “Restricted Business”) anywhere in any state within the United States in which any of the Acquired Companies operate the Business as of the date of this Agreement; provided, however, that (a) any of the Sellers may own, directly or indirectly, solely as an investment, five percent (5%) or less of the securities of any Person that is engaged in the Restricted Business and (b) any of the Sellers may, directly or indirectly, acquire any Person or business engaged in the Restricted Business if in the immediately preceding twelve-month period prior to execution of definitive documentation reflecting such acquisition, the consolidated revenues of such Person or business from the Restricted Business constituted less than thirty-three percent (33%) of the total revenues of such Person during such period (an “Acquired Business”); provided, further, that following any such acquisition and until expiration of the Restricted Period, such Seller shall not, and shall cause an Acquired Business not to, take any actions or omit to take any actions the intent of which is to cause an increase the annual consolidated revenues of such Acquired Business that is derived from the Restricted Business beyond thirty-three percent (33%) or more of the total annual revenues of such Acquired Business for any such annual period.

7.14.2     During the Restricted Period, none of the Sellers shall directly or indirectly solicit any employee of the Acquired Companies as of the Closing or who is or becomes employed by the Acquired Companies during the Restricted Period with the title of vice-president, state director, clinical director or any title senior to any of the foregoing (the “Restricted Employee”) as of the Closing, or induce any such Restricted Employee to terminate such employment. The foregoing restriction on solicitation shall not apply to (a) a general solicitation which is not directed specifically to any such Restricted Employees, (b) the solicitation or hiring of any such Restricted Employee who has left such employment or (c) the hiring of any such Restricted Employee who contacts any Seller on his or her own initiative without any direct or indirect solicitation by, or inducement from, such Seller.

7.14.3     Buyer and each of the Sellers agree that the restrictions contained in this Section 7.14, including the term of the Restricted Period and the scope of the restrictions, are reasonable in light of the nature of the Contemplated Transaction and the need for Buyer to protect the goodwill associated with the Acquired Companies. Notwithstanding the foregoing, the parties agree that if the provisions of this Section 7.14 are determined by a court of competent jurisdiction to be unenforceable in any respect, it is their intention that the restrictions set forth herein be enforced to the fullest extent permitted by Legal Requirements, and that such court shall modify the restrictions to the extent necessary to permit them to be enforced.

7.15     280G Approval. Prior to Closing, each Seller and each Acquired Company shall seek shareholder approval requirements of subparagraph (B) of Section 280G(b)(5) of the Code prior to Closing with respect to any parachute payment (within the meaning of Section 280G(b)(2) of the Code if the threshold amount set forth in subparagraph (ii) Section 280G(b)(2)(A) of the Code is equaled or exceeded in respect of either the consummation of the transactions contemplated by this Agreement or any event treated as contingent on the consummation of such transactions pursuant to Question and Answer 22(b) of Treasury Regulations Section 280G 1(b).

7.16     Performance Bonds. On or prior to the Closing Date, Buyer shall obtain performance bonds on behalf of the Acquired Companies (the “Substitute Performance Bonds”), which Substitute Performance Bonds will be effective as of Closing, in full substitute for all performance bonds listed in Section 7.16 of the Disclosure Schedules (the “Existing Performance Bonds”), and PSC shall obtain the release of all Acquired Companies from any and all obligations under any of the Existing Performance Bonds and related contractual obligations in connection therewith.

7.17     Intercompany Obligations. Each Seller shall cause all intercompany obligations between or among the Acquired Companies or between and among such Seller or any of its Subsidiaries (other than the Acquired Companies) on the one hand and any of the Acquired Companies on the other hand (the “Intercompanies”) to be extinguished prior to the Closing. PSC shall reasonably inform and discuss with Buyer the actions, steps and plans necessary or desirable to implement the foregoing (and shall provide information reasonably necessary to Buyer to assess the consequences of such action, step or plan) and shall consider in good faith Buyer’s reasonable comments and suggestions on such actions, steps or plans. Notwithstanding any other provision of this Agreement, PSC shall pay or cause to be paid (or, as applicable, reimburse the applicable Acquired Company for or cause such Acquired Company to be reimbursed for) all expenses arising out of or in connection with the extinguishment of the Intercompanies, including without limitation, all Taxes, legal and accounting fees incurred in connection therewith.

7.18     Calculation of Earn-Out Amount. Following the Closing, PSC shall, and shall cause its Affiliates to, provide cooperation and information as Buyer reasonably may request in connection with the calculation and determination of the Earn-Out Amount as defined in and pursuant to the Asset Agreement. Such cooperation and information will include providing copies of any and all relevant documents that are necessary or desirable to properly calculate the Earn-Out Amount and reasonable access to employees of PSC or any of its Affiliates who knowledgeable about the acquisition under the Asset Agreement or who may be familiar with the calculation of the Earn-Out Amount.

7.19     Estoppel Certificate. Prior to Closing, PSC shall request from the “Landlord” (as defined below) that such Landlord provide a fully executed estoppel certificate (in form and substance reasonably satisfactory to Buyer) for that certain Deed of Lease dated as of September 28, 2009, by and between MGP Fredericksburg Owners B-II, LLC, as Landlord and PSC, as Tenant, as amended by a First Amendment to Lease dated September 22, 2014, by and between Lee II Investors, LLC and PSC (it being understood and agreed that the failure to obtain such an estoppel certificate shall not be a condition to Closing).

7.20     Election of Directors to Maple Star Colorado Board. PSC shall use commercially reasonable efforts to cause (i) each member of the board of directors of Maple Star Colorado (other than Debi Grebenik) to resign and (ii) the board of directors of Maple Star Colorado to appoint three (3) persons designated in writing by Buyer to fill such vacancies (in accordance with applicable Legal Requirements and subject to any required consents or approvals of payors or other third parties) and, in each case, effective as of the Closing Date or as soon as reasonably practicable thereafter.

8.	TERMINATION.

8.1     Termination. The parties may not terminate this Agreement other than as follows:

8.1.1     This Agreement may be terminated at any time prior to the Closing by written consent of Buyer and PSC.

8.1.2     Buyer may terminate this Agreement by delivering written notice to PSC at any time prior to the Closing in the event (a) any Seller is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 5.1, 5.2 or 5.3, (b) Buyer has notified such Seller of the breach in writing, and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1.2 if Buyer is then in material breach of this Agreement.

8.1.3     PSC may terminate this Agreement by delivering written notice to Buyer at any time prior to the Closing in the event (a) Buyer is in breach of this Agreement and such breach would result in the failure of any condition set forth in Section 6.1 or 6.2, (b) PSC has notified Buyer of the breach in writing, and (c) such breach is incapable of cure or, if capable of cure, has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that PSC shall not have the right to terminate this Agreement pursuant to this Section 8.1.3 if any Seller is then in material breach of this Agreement.

8.1.4     PSC or Buyer may terminate this Agreement by providing written notice to the other party at any time on or after the sixty (60) day anniversary of the date hereof (the “Drop Dead Date”) if the Closing shall not have occurred by such initial Drop Dead Date; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1.4 shall not have the right to terminate this Agreement pursuant to this Section 8.1.4 if such party is then in material breach of this Agreement; provided, further, that if, on the initial Drop Dead Date (or any subsequent extended Drop Dead Date), the conditions to Closing set forth in any of Sections 5.5, 5.6, 6.4 or 6.5 (but for purposes of Sections 5.5 and 6.4, only if such injunction, restraint or prohibition is attributable to an Antitrust Law) shall have not been fulfilled, but all other conditions to Closing have been or shall be capable of being fulfilled (assuming the Closing were to occur on such Drop Dead Date), then, at the option of PSC or Buyer, the Drop Dead Date may be extended from time to time, in each case, to a later date that is not later than fifteen (15) Business Days following the original Drop Dead Date.

8.1.5     Either Buyer, on the one hand, or PSC, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues a judgment, order, decree or other ruling permanently enjoining, or otherwise prohibiting the Contemplated Transactions and such judgment, order, decree or other ruling shall have become final and non-appealable; provided, that the Person seeking to terminate this Agreement pursuant to this Section 8.1.5 has fully complied with its obligations under Section 7.4.

8.1.6     PSC may terminate this Agreement in the event that all conditions precedent to Closing as set forth in Articles 5 and 6 have been satisfied or waived but Buyer fails to consummate the Closing in accordance with its obligations herein, and Buyer has not consummated the Closing within (i) three (3) Business Days following receipt of written notice of termination from PSC due to Buyer’s failure to consummate the Closing or (ii) any shorter period of time that remains between the date that PSC provides such written notice and the Drop Dead Date.

8.2     Effect of Termination. Subject to Section 8.3, if this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party or other Person; provided, that (i) the rights and obligations of the parties under Article 1 (Matters of Construction; Definitions), Section 7.3 (Confidentiality), this Section 8.2 (Effect of Termination) and Article 10 (Miscellaneous) will survive termination of this Agreement, and (ii) nothing herein will relieve any party to this Agreement from liability for fraud or any material breach of any covenant contained herein occurring prior to termination.

8.3     Fees and Expenses Following Termination. Notwithstanding any provision herein to the contrary, if this Agreement is terminated pursuant to Section 8.1.6, then Buyer shall pay to PSC, on its own behalf and on behalf of Ross (by wire transfer of immediately available funds) within two (2) Business Days after such termination, a fee in an amount equal to $15,000,000 (the “Buyer Termination Fee”). Upon payment of the Buyer Termination Fee, Buyer shall not have any further liability with respect to this Agreement or the Contemplated Transactions to the Sellers or any other Person (whether at law, in equity, in contract, in tort or otherwise).

9.             INDEMNIFICATION.

9.1     Survival. All representations and warranties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the date that is fifteen (15) months following the Closing Date, provided, however, that (a) the Fundamental Representations, the Reorganization Representations, the Tax Representations and the Real Estate Representations shall survive until the expiration of the applicable statutes of limitation and (b) the Healthcare Representations shall survive until the third (3rd) anniversary of the Closing Date (in each such case, as applicable, the “Survival End Date”); provided, further, if written notice of an indemnification claim shall have been delivered in compliance with this Agreement before the aforementioned time period has elapsed with respect to any breach of any such representation or warranty, such representation or warranty shall survive, but solely with respect to the matter that is the subject of such indemnification claim notice, until such matter is finally resolved; and provided further, however, that with respect to any indemnification claim notice delivered pursuant to Section 9.2.5(d), the indemnification claim notice must be accompanied by the Claim Certificate described in Section 9.2.5(d). Except as otherwise provided below, all covenants and agreements contained herein that contemplate performance in full at or prior to the Closing (the “Pre-Closing Covenants”) shall survive the Closing (and all claims in respect of any breach thereof occurring prior to the Closing must be brought under Sections 9.2.1(b) or 9.2.2(b), if at all, on or prior to the date that is fifteen (15) months following the Closing) and all covenants and agreements contained herein that contemplate performance after the Closing (the “Post-Closing Covenants”) shall survive the Closing in accordance with their terms.

9.2      Indemnification.

9.2.1     Indemnification by the Sellers. Subject to the limitations set forth in this Article 9, from and after the Closing Date, each Seller shall, severally and jointly, indemnify and hold harmless Buyer and each of its Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Buyer Indemnified Persons”) from, against and in respect of any and all Losses actually incurred or suffered by such Buyer Indemnified Persons as a result of:

(a)     any breach of, or inaccuracy in, any representation or warranty made by any Seller in this Agreement;

(b)     any breach or violation of any Pre-Closing Covenant or Post-Closing Covenant by any Seller;

(c)     any Closing Indebtedness;

(d)     any Company Transaction Expenses, but only to the extent the Company Transaction Expenses exceed the amount included when determining the Final Purchase Price;

(e)     (i) all Taxes imposed on the Acquired Companies with respect to all Pre-Closing Tax Periods, including without limitation (A) any liability for Tax arising as a result of inclusion of any Acquired Company in an Affiliated Group or any Tax Return with respect thereto for Pre-Closing Seller Tax Period, (B) any liability for any Pre-Closing Tax Period arising as a result of participation by any Acquired Company in any tax sharing, tax indemnity or similar agreement for any Pre-Closing Tax Period, (C) Taxes for which any Seller is responsible pursuant to Section 7.8, Section 7.9.5 (other than amounts related to the Tax Adjustment), Section 7.17 or any other provision of this Agreement, (D) all liability for Taxes of any Acquired Company arising (directly or indirectly) as a result of the transactions contemplated by this Agreement, (E) any income item of adjustment (as, for example, under Section 481 of the Code) in any period necessary to implement a change of accounting made in any Pre-Closing Tax Period, including without limitation any income item of adjustment in connection with the matters described on Section 3.8.9 of the Disclosure Schedules, and (F) restoration of any deferral of income (or similar inclusion into the income currently to be taxed under applicable Legal Requirements) under federal consolidated return regulations (or similar provisions, if any, of state, local, or foreign Tax law) by reason of any transaction contemplated under this Agreement (such as the triggering of a deferred intercompany transaction under Treasury Regulations §1.1502-13), (ii) any liability for Taxes in any period arising (directly or indirectly) as a result of any amendment to any Pre-Closing Period Tax Return of any Acquired Company or any Affiliated Group of which an Acquired Company was a member; provided, however, that, except as explicitly set forth in this Agreement, neither Seller shall have any indemnification obligation for any Tax resulting from an action of an Acquired Company or Buyer on the Closing Date after control of the Acquired Companies has passed to Buyer;

(f)     any obligations to pay the Earn-Out Amount under the Asset Agreement;

(g)     any Loss related to or arising from the Ross Employees Transfer; or

(h)     up to $807,852 of Losses related to or arising from the matter described in item 2 of Section 3.5.2 of the Disclosure Schedules.

9.2.2     Indemnification by Buyer. Subject to the limitations set forth in this Article 9, from and after the Closing Date, Buyer shall indemnify and hold harmless each Seller and its respective Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Seller Indemnified Persons”), from, against and in respect of any and all Losses, actually incurred or suffered by such Seller Indemnified Persons as a result of:

(a)     any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement; or

(b)     any breach or violation of any Pre-Closing Covenant or Post-Closing Covenant of Buyer.

9.2.3     Source of Recovery. Subject to Section 9.2.4 and in all cases to the other limitations and procedures contained in this Article 9, all indemnification payment or reimbursements to any Buyer Indemnified Persons pursuant to this Article 9 shall first be made from the Indemnity Escrow Fund but if such Indemnity Escrow Fund is insufficient to satisfy the indemnification obligations hereunder, any remaining amount shall be made directly by the Sellers.

9.2.4     Limitations on Liability.

(a)     Neither the Buyer Indemnified Persons nor the Seller Indemnified Persons shall be entitled to assert any claim for indemnification under this Article 9 with respect to a single course of conduct or related set of circumstances, occurrences or events unless the Losses arising therefrom exceed $25,000 (any Losses in excess of such amounts being referred to herein as “Indemnifiable Losses”).

(b)     Neither the Buyer Indemnified Persons (in respect of Section 9.2.1(a) only) nor the Seller Indemnified Persons (in respect of Section 9.2.2(a) only) shall be entitled to assert any claim for indemnification hereunder until such time as the aggregate amount of all Indemnifiable Losses that such Buyer Indemnified Persons or such Seller Indemnified Persons may have under said Section exceeds $1,000,000 (the “Basket”); and then only for the amount by which such Indemnifiable Losses exceed the Basket; provided, that the Basket shall not apply to (i) the Healthcare Representations (which shall be subject to the Healthcare Basket set forth in Section 9.2.4(b) below), the Fundamental Representations, the Reorganization Representations, the Tax Representations or the Real Estate Representations or (ii) any fraud or intentional misrepresentation.

(c)     The Buyer Indemnified Persons (in respect of the Healthcare Representations only) shall not be entitled to assert any claim for indemnification hereunder until such time as the aggregate amount of all Indemnifiable Losses that such Buyer Indemnified Persons may have under the Healthcare Representations exceeds $2,000,000 (the “Healthcare Basket”) (it being understood and agreed that applicable amounts included in the $1,000,000 Basket described in Section 9.2.4(b) shall count towards the satisfaction of the Healthcare Basket), and then only for the amount by which such Indemnifiable Losses exceed the Healthcare Basket.

(d)     Subject to this Article 9 and only in respect of Indemnifiable Losses in excess of the Basket, the aggregate liability for indemnification claims under Section 9.2.1(a) shall be limited to an amount equal to $16,000,000 (as such amount may be reduced in accordance with this Section 9.2.4(d)) (the “Cap”), and shall be paid solely in accordance with Section 9.2.3; provided, that such limitation shall not apply to (i) any Losses arising from breach of, or inaccuracy in, any of the Fundamental Representations, the Reorganization Representations, the Tax Representations, the Real Estate Representations or the Healthcare Representations or (ii) any fraud or intentional misrepresentation; provided, further, that if there are Indemnifiable Losses related to the Healthcare Representations (the “Indemnifiable Healthcare Losses”), the aggregate liability for indemnification claims under Section 9.2.1(a) (excluding liabilities arising from or relating to the Reorganization Representations, the Tax Representations, the Real Estate Representations and Fundamental Representations) shall be limited to an amount equal to the Cap less the amount of such Indemnifiable Healthcare Losses, as determined from time to time and subject to Section 9.2.4(e). The aggregate liability for indemnification claims under Section 9.2.2(a) shall be limited to the Cap and shall be paid directly by Buyer to the applicable Seller Indemnified Person with respect to such Loss. The liability limitation set forth herein shall be subject to the provisions of Section 9.2.6.

(e)     Subject to this Article 9 and only with respect to Indemnifiable Losses in excess of the Healthcare Basket, the aggregate liability for indemnification claims under Section 9.2.1(a) with respect to Healthcare Representations shall be limited as follows (and shall be paid in the following order of priority and solely in accordance with Section 9.2.3): (i) with respect to up to the first $20 million of such Indemnifiable Healthcare Losses, the Sellers shall be liable for one hundred percent (100%) of such amounts less the aggregate amount of any other Indemnifiable Losses recovered from Sellers by any Buyer Indemnified Person pursuant to Section 9.2.1(a) (“Recovered Losses”), (ii) with respect to that portion of such Indemnifiable Healthcare Losses that exceed $20 million and are equal to or less than $50 million, the aggregate liability for indemnification claims under Section 9.2.1(a) in respect of Healthcare Representations shall be limited to an amount equal one-third (1/3) of such amounts, and (iii) with respect to that portion of such Indemnifiable Healthcare Losses that exceed $50 million and are equal to or less than $80 million, the aggregate liability for indemnification claims under Section 9.2.1(a) in respect of Healthcare Representations shall be limited to an amount equal two-thirds (2/3) of such amounts. For the avoidance of doubt, the Sellers’ aggregate liability for indemnification claims under Section 9.2.1(a) in respect of Healthcare Representations shall in no event exceed $50 million less the aggregate amount of any Recovered Losses.

(f)     The aggregate liability for indemnification claims under this Article 9 shall be limited to the Base Purchase Price; provided, however, in the case of fraud or intentional misrepresentation, the applicable Indemnifying Party’s liability shall not be limited to the Base Purchase Price.

(g)     The amount of Losses for which indemnification is available under this Article 9 shall be calculated net of any amounts actually recovered by an Indemnified Person under insurance policies or otherwise from third parties with respect to such Losses. In addition, the amount of Losses for which indemnification is available under this Article 9 shall be in the case of claims under Section 9.2.1, calculated net of all amounts reflected in the Net Working Capital.

(h)     Upon making any payment to an Indemnified Person for any indemnification claim pursuant to this Article 9, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall assign any such rights to the Indemnifying Party, provided that such subrogation could not reasonably be expected to have an adverse effect on the business, affairs, customer or supplier relationships or prospects of the business of the Acquired Companies. Notwithstanding the foregoing, an Indemnifying Party’s right to seek coverage from any subrogation with respect to insurance carriers shall not be subject to the proviso in the immediately preceding sentence.

(i)     Each Indemnified Person shall, to the extent required by applicable Legal Requirements, use its respective commercially reasonable efforts to mitigate any Losses; provided that any Loss incurred by an Indemnified Person in connection with the use of its commercially reasonable efforts to mitigate any Losses pursuant to this Section 9.2.4(i) shall constitute Losses incurred by such Indemnified Person for which such Indemnified Person shall be indemnified pursuant to this Article 9.

(j)     No party shall have any liability to any other party to this Agreement (including under this Article 9) for any Losses that constitute special, exemplary, punitive or consequential damages, except to the extent that any such Losses (i) that constitute special, exemplary or punitive damages result from an award of damages in a Third Party Claim and/or (ii) that constitute consequential damages were probable or reasonably foreseeable and are a direct result of the related breach or alleged breach of this Agreement.

9.2.5     Third Party Claims.

(a)     Notice of Claim. If any third party (i.e., any Person who is not a party to this Agreement or an Affiliate thereof) notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder against an Indemnifying Party, then such Indemnified Person will promptly (and, in any event, within thirty (30) calendar days) give written notice thereof to the Indemnifying Party, said notice to describe in reasonable detail all facts and circumstances then known or reasonably available to such Indemnified Person with respect to such Third Party Claim and the claimed items and amounts of Losses with respect thereto, as well as all provisions of this Agreement that are the bases for the indemnification claim with respect to such Third Party Claim; provided, however, that, subject to Section 9.1, no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 9, except to the extent such delay actually prejudices the Indemnifying Party.

(b)     Assumption of Defense. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.2.5(a). In addition, upon written notice to the Indemnified Person, the Indemnifying Party shall have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as the Indemnifying Party acknowledges its liability for such indemnification hereunder (which liability for indemnification shall thereby be conclusively established) and shall keep the Indemnified Person reasonably informed with respect to the Third Party Claim. In such event, the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (though not of record, and shall not communicate with the Person asserting the Third Party Claim, or such Person’s Representatives, without the prior written consent of the Indemnifying Party); provided, that if the Indemnified Person shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist or because of the Indemnifying Party’s failure to defend for a period of sixty (60) calendar days any claim after receiving notice from the Indemnified Person of such alleged failure to defend, the Indemnified Person shall have the right to select separate counsel of its own choosing to participate in the defense, settlement, adjustment or compromise of such action on its behalf, and the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Third Party Claim shall be included as Losses. Furthermore, notwithstanding the foregoing, if (i) a Third Party Claim seeks relief other than the payment of monetary damages, or (ii) a Third Party Claim is or relates directly to any criminal Action, then, in each case, the Indemnified Person alone shall be entitled to contest, defend and settle such Third Party Claim ((i) and (ii)  together, the “Excepted Procedural Matters”). The Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (i) provides for the payment of money as sole relief for the claimant, and (ii) subject to the making of such payment, results in the full and general release of such Indemnified Person from all liabilities arising from or relating to the Third Party Claim. For the avoidance of doubt, any amounts paid or to be paid by an Indemnifying Party in connection with the defense, settlement or other resolution of any Third Party Claims shall be deemed to be Losses for purposes of the monetary limitations set forth in Section 9.2.4(b) and shall, in the case of any indemnification claim under Section 9.2.1, be paid solely in accordance with Section 9.2.3.

(c)     Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by Section 9.2.5(b) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 9.2.5(a) or is unable to assume control of the deference for which the Indemnified Person would be entitled to an indemnification hereunder, (i) the Indemnified Person shall be entitled to have the control over the defense and settlement of the subject matter, (ii) the Indemnifying Party will reasonably cooperate with and make available to the Indemnified Person such assistance and materials as it may reasonably request, and (iii) except for the Excepted Procedural Matters, the Indemnifying Party shall have the right (at its expense) to participate in the defense assist by counsel of its own choosing. If the Indemnified Party defends any Third Party Claim, then (A) the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Third Party Claim shall be included as Losses, (B) the Indemnified Person shall keep the Indemnifying Party reasonably informed with respect to the Third Party Claim and (C) the Indemnified Person shall obtain the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed) before entering into a settlement, adjustment or compromise of such Third Party Claim; provided, that if the Indemnified Person elects to enter into a settlement, adjustment or compromise, the Indemnifying Party will not be bound to indemnify the Indemnified Person unless it is otherwise determined to be a proper indemnification claim hereunder.

(d)     Other Claims. In the event that any party to this Agreement proposes to make any claim for indemnification pursuant to this Article 9 and such claim does not involve a Third Party Claim, the Indemnified Person making the claim shall deliver on or prior to the date upon which the applicable representations, warranties, covenants or agreements expire pursuant to the terms of this Agreement, in addition to an indemnification claim notice, a certificate signed by the Indemnified Person or an officer of the Indemnified Person (the “Claim Certificate”) to the Indemnifying Party, which Claim Certificate shall (i) describe in reasonable detail all relevant facts giving rise or relating to the claim; (ii) specify the Section or Sections of this Agreement under which such claim is made; and (iii) specify in reasonable detail each individual item of Loss, including the amount thereof if reasonably ascertainable, the date such Losses were incurred, properly accrued or are anticipated to be incurred and the misrepresentation or breach to which such Losses are related. Notwithstanding the foregoing, failure to provide all of the information required to be in the Claim Certificate shall not bar an indemnification claim. In the event a Claim Certificate is delivered, the Indemnifying Party shall notify the Indemnified Person as to whether the Indemnifying Party disputes the claim for indemnification contained therein within thirty (30) days of receipt of a Claim Certificate. If the Indemnifying Party does not notify the Indemnified Person within such thirty (30) day period, such claim specified in the Claim Certificate shall be conclusively deemed a liability of the Indemnifying Party and the amount specified in the Claim Certificate, if any, shall be payable by the Indemnifying Party to the Indemnified Person within five (5) Business Days upon the Indemnified Person’s notice to the Indemnifying Party or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, within five (5) Business Days of such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party does provide a dispute notice within the thirty (30) day period, no payments shall be made as to such indemnification claims until final resolution is reached either by mutual written agreement between the parties or a final, binding and non-appealable decision by a court of competent jurisdiction in accordance with Sections 10.8 and 10.9.

9.2.6     Remedies Exclusive. The parties covenant and agree that from and after the Closing the remedies provided for in this Article 9 shall constitute the sole and exclusive remedy for all Losses that any Indemnified Person may suffer or incur arising from, or directly or indirectly relating to, the Acquired Companies, this Agreement or the Contemplated Transactions, and the parties hereto hereby irrevocably waive any other rights or remedies (whether at law or in equity and whether based on contract, tort, statute or otherwise) that they may otherwise have had, now have or may in the future have against any of the other parties hereto or any of the respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, membership interest holders, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other representatives or agents thereof (each of whom shall be an express third party beneficiary hereof) arising from, or directly or indirectly relating to, the Acquired Companies, this Agreement or the Contemplated Transactions and covenant not to sue or otherwise assert any claim (or assist any other Person in suing or otherwise asserting any claim) encompassed by the foregoing covenant, agreement and waiver; provided, however, that, except with respect the Sellers’ right to remedies under Section 8.3 and; provided, further, that subject to Section 9.3, the foregoing shall not apply to claims of common law fraud or intentional misrepresentation based on the representations and warranties set forth in Articles 3 and 4, as applicable, and provided, further, that the foregoing shall not apply to the parties’ rights to seek specific performance as contemplated by Section 10.12 or a breach of contract action with respect to covenants to be performed after the Closing pursuant to this Agreement. Any Person who is sued or otherwise has a claim asserted against him, her or it in violation of this Section 9.2.6 may enforce the terms of this Section 9.2.6 directly as an express third-party beneficiary hereof.

9.2.7     Tax Claims. The provisions of Section 9.2.5 shall not apply with respect to any audit or examination of any Tax Return or any proposed change or adjustment, claim, dispute, arbitration, litigation or other proceeding involving a Taxing Authority or with respect to Taxes. The provisions of Section 7.9.6 shall govern matters relating to notice, control and settlement of Tax Claims.

9.2.8     Tax Treatment. The parties will treat any payment received pursuant to this Article 9 as an adjustment to the Purchase Price for Tax and financial reporting purposes to the fullest extent permitted by applicable Legal Requirements.

9.2.9     Additional Indemnity Provisions. The indemnification rights of the parties hereunder shall be subject to the following terms and conditions:

(a)     Notwithstanding anything to the contrary contained herein, for the sole purpose of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for purposes of determining any breach of, or inaccuracy in, any representation or warranty for any purpose hereunder), each representation and warranty and other provision contained in this Agreement shall be read without regard and without giving effect to any materiality, Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification was deleted from such representation and warranty).

(b)     Each Seller acknowledges that any Buyer Indemnified Person’s rights to indemnification for representations, warranties, covenants and obligations of such Seller contained in this Agreement and the Ancillary Agreements, and the rights and remedies that may be exercised by any such Buyer Indemnified Person, are part of the basis of the bargain contemplated by this Agreement, and Buyer’s rights to indemnification under this Agreement shall not be limited, waived or otherwise affected by virtue of (and Buyer shall be deemed to have relied on the express representations and warranties set forth in this Agreement notwithstanding) any knowledge on the part of Buyer or any of its Representatives, of any inaccuracy of any such representation or warranty of such Seller set forth in this Agreement or any Ancillary Agreement, regardless of whether such knowledge was obtained through Buyer’s own investigation or otherwise (including disclosure by such Seller, the Acquired Companies or any of their respective Representatives), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

9.3     Acknowledgment. Buyer acknowledges and agrees that none of the Acquired Companies or any of their respective Affiliates or Representatives has made or shall be deemed to have made, and Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies, the Interests, the assets, the liabilities of the Acquired Companies, the Business, the Contemplated Transactions and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Ancillary Agreements, or the accuracy or completeness of any information regarding the Acquired Companies, the Interests, the assets, the liabilities of the Acquired Companies, the Business, the Contemplated Transactions and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Ancillary Agreements, furnished or made available to Buyer and its Representatives, other than the respective representations, warranties, covenants and agreements of each Seller that are expressly set forth in this Agreement or in Ancillary Agreements.

10.           MISCELLANEOUS.

10.1     Notices. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service or sent by e-mail (subject to automated confirmation of receipt). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, or (c) the Business Day it is delivered, if sent on a Business Day during normal business hours of the recipient, and on the next Business Day it is delivered if sent after normal business hours of the recipient, if sent by e-mail (subject to automated confirmation of receipt), in each case, to the following address or to such other address or addresses as such party may subsequently designate to the other parties by notice given hereunder:

If to any of the Sellers or, prior to the Closing, any of the Companies, to it:

c/o Providence Service Corporation

64 E Broadway Blvd.

Tucson, AZ 85701

Attention (to each of the following, separately):

Michael-Bryant Hicks, Chief Compliance Officer

David Shackelton, Chief Financial Officer

James Lindstrom, Chief Executive Officer and President

Email:      MBHicks@provcorp.com

DShackelton@provcorp.com

JLindstrom@provcorp.com

with a copy (which shall not constitute notice):

Paul Hastings LLP

75 E 55th St

New York, NY 10022

Attention: Barry A. Brooks

Email:      barrybrooks@paulhastings.com

If to Buyer or, following the Closing, any of the Companies:

Molina Healthcare, Inc.

200 Oceangate, Suite 100

Long Beach, CA 90802-4317

Attention: John Molina, Chief Financial Officer

E-mail:     john.molina@molinahealthcare.com

and

Molina Healthcare, Inc.

300 University Avenue, Suite 100

Sacramento, CA 95825

Attention: Jeff Barlow, Chief Legal Officer

Email:       jeff.barlow@molinahealthcare.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

Attention: Aytan Dahukey

Email:      adahukey@sheppardmullin.com

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

10.2     Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions.

10.3     Entire Agreement. The agreement of the parties that is comprised of this Agreement and the Ancillary Agreements sets forth the entire agreement and understanding among the parties with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Ancillary Agreements.

10.4     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

10.5     Amendment. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by Buyer and PSC.

10.6     Parties in Interest. Except as set forth in Section 7.7, Section 9.2.6, and this Section 10.6, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit, obligation, liability or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

10.7     Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of Buyer and PSC; provided, that an assignment to an Affiliate of Buyer shall only require notice to the Sellers and any such assignment shall not relieve Buyer of its obligations hereunder. Any purported assignment, hypothecation or transfer in breach of this Section 10.7 shall be null and void ab initio.

10.8      Governing Law. This Agreement, the rights of the parties hereunder, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions (whether sounding in contract, tort, statute or otherwise) will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.9      Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if but only if the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware) for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions (whether sounding in contract, tort, statute or otherwise), (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other action, suit or proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence or prosecute any such action, suit or proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, suit or proceeding to any court other than one of the above-named courts whether on the grounds of lack of personal jurisdiction, improper venue, inconvenient forum or otherwise. Each party hereby irrevocably (i) consents to service of process in any such action, suit or proceeding in any manner permitted by the laws of the State of Delaware; (ii) agrees that service of process made in accordance with clause (i) or made by personal delivery or nationally recognized overnight courier pursuant to Section 10.1, will constitute good and valid service of process in any such action, suit or proceeding; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, suit or proceeding any claim that service of process made in accordance with clause (i) or clause (ii) does not constitute good and valid service of process.

10.10     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN WHOLE OR IN PART OUT OF, RELATED TO, BASED UPON, OR IN CONNECTION HEREWITH OR THE SUBJECT MATTER HEREOF OR THE CONTEMPLATED TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11     Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 10.9 and 10.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 10.9 or 10.10 above would constitute a material breach of this Agreement.

10.12     Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties covenants and agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any action, suit or proceeding instituted in any court as specified in Section 10.9 having jurisdiction over the parties and the subject matter, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further covenants and agrees that, in the event of any action, suit or proceeding for specific performance in respect of such breach or violation, it shall not assert that a remedy at law would be adequate. Notwithstanding the foregoing, none of the Sellers shall be entitled to bring an action for specific performance to consummate the Contemplated Transactions if this Agreement has been terminated in accordance with Section 8.1.6 and in such case, the Sellers shall only be entitled to seek specific performance of payment of the Buyer Termination Fee if it is not paid in accordance with the terms hereof.

10.13     No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective. Except as set forth in Section 9.2.6, the various rights and remedies herein provided will be cumulative and not exclusive of any other rights or remedies herein provided or any rights or remedies provided by Legal Requirements.

10.14     Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.15     Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties only to the extent that the relevance of such item to such other covenants, representations, agreements or warranties is readily apparent, notwithstanding the absence or presence of a specific cross-reference thereto.

10.16      Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

10.17      Counterparts; Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile or pdf by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Membership Interest Purchase Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

PSC:	THE PROVIDENCE SERVICE CORPORATION

	By:	/s/ James Lindstrom
Name: James Lindstrom
Title: Chief Executive Officer

ROSS:	ROSS INNOVATIVE EMPLOYMENT SOLUTIONS CORP.

	By:	/s/ David Shackelton
Name: David Shackelton
Title: Chief Financial Officer

BUYER:	MOLINA HEALTHCARE, INC.

	By:	/s/ John Molina
Name: John Molina
Title: Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

INDEX OF DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Page	Term	Page

Accounting Firm	16	Contract	6
Accounting Principles	5	Disclosure Schedules	7
Acquired Business	57	Dispute Notice	15
Acquired Companies	5	Dispute Submission Notice	16
Action	5	Drop Dead Date	59
Affiliate	5	Employee Plan	7
Affiliated Group	5	Encumbrance	7
Affordable Care Act	31	Environmental Laws	7
Agreement	4	Equity Interests	7
Allocation Schedule	54	ERISA	7
Ancillary Agreements	5	Escrow Agent	7
Annual Financial Statements	21	Escrow Agreement	7
Antitrust Laws	5	Estimated Closing Statement	15
Asset Agreement	5	Estimated Purchase Price	15
Assets	22	Excepted Procedural Matters	65
Base Purchase Price	6	Existing Performance Bonds	58
Basket	63	Final Purchase Price	17
Bonus Plan	56	Financial Statements	21
Business	6	Fundamental Representations	7
Business Day	6	GAAP	7
Buyer	4	Governmental Authority	8
Buyer Indemnified Persons	61	Governmental Order	8
Buyer Related Parties	49	Hazardous Substances	8
Buyer Termination Fee	60	Healthcare Basket	63
Cap	63	Healthcare Representations	8
Cash on Hand	6	HIPAA Privacy Laws	37
Certificates of Occupancy	26	HITECH	37
Claim Certificate	66	HSR Act	8
Clinics	29	Indebtedness	8
Closing	14	Indemnifiable Healthcare Losses	63
Closing Date	14	Indemnifiable Losses	62
Closing Indebtedness	6	Indemnified Person	9
Code	6	Indemnifying Party	9
Companies	4	Indemnity Claim	9
Company	4	Indemnity Escrow Amount	9
Company IP Rights	6	Indemnity Escrow Fund	17
Company Plan	29	Ineligible Person	9
Company Transaction Expenses	6	Intellectual Property Rights	9
Confidentiality Agreement	43	Intercompanies	58
Contemplated Transactions	6	Interests	4

Term	Page	Term	Page

Leased Real Property	25	Real Property Documents	26
Legal Requirement	9	Real Property Leases	25
Loss	9	Real Property Representations	12
Maple Star Colorado	22	Records	42
Material Adverse Effect	9	Recovered Losses	64
Material Company Contract	34	Reference Date	21
Material Permits	32	Reorganization	11
Membership Interest Assignment and Assumption Agreement	41	Reorganization Representations	11
Most Recent Balance Sheet	21	Representative	12
Most Recent Balance Sheet Date	21	Restricted Business	57
Most Recent Financial Statements	21	Restricted Employee	57
Net Working Capital	10	Restricted Period	57
Net Working Capital Calculation Schedule	10	Ross	4
Net Working Capital Target	10	Ross Employees	36
Organizational Documents	10	Ross Employees Transfer	36
Owned Real Property	25	Section 338 Forms	12
Payment Network Regulations	37	Section 338(h)(10) Election	12
Payment Program	28	Seller	4
PCI-DSS	37	Seller Indemnified Persons	62
PCS Company	4	Seller Name and Seller Marks	12
PCS Interests	4	Seller Related Parties	49
Permit	10	Sellers	4
Permitted Encumbrances	11	Sellers’ Knowledge	12
Person	11	Straddle Tax Period	50
Personal Data	37	Subject Owned Real Property	13
PHI	37	Subsidiary	13
PHS Company	4	Substitute Performance Bonds	58
PHS Interests	4	Survival End Date	60
Post-Closing Covenants	61	Tax Adjustment	52
Pre-Closing Covenants	61	Tax Adjustment Schedule	53
Pre-Closing Representation	49	Tax Arbitrator	55
Pre-Closing Tax Period	11	Tax Claim	54
Prior Company Counsel	49	Tax or Taxes	13
Proposed Final Closing Statement	15	Tax Purchase Price	54
PSC	4	Tax Representations	13
Purchase Price	11	Tax Returns	13
Real Property	12	Taxing Authority	13
		Third Party Claim	65
		Transfer Taxes	13

EXHIBIT E

DEFINITION OF “RESTRICTED BUSINESS”

1.

Autism Services - providing services relating to behavior analytic education and treatment in schools, homes and communities, including wraparound services that coordinate care and improve program efficiency and effectiveness.

2.

Case Management - supervising client’s cases, serving as the client advocate, arranging for services and follow-up care to ensure client compliance with prescribed intervention plans, in each case, as it relates to behavioral health.

3.

Community-Based Surveillance - offering surveillance services, which may include electronic monitoring equipment, in order to allow court-involved youth to remain safely in their homes and communities while receiving planned rehabilitative and educational services.

4.

Foster Care - recruiting and training foster parents and licensed family foster homes to provide 24-hour care to children who have been removed from their homes due to physical or emotional abuse, abandonment, or lack of appropriate living situations.

5.

Home-Based & Intensive Home-Based Counseling - providing services in clients’ homes, which can include individual, group or family sessions, and providing intensive home-based counseling for clients who struggle to cope with everyday situations.

6.	In-Home Tutoring - providing high-quality tutoring services tailored to the unique needs of each child, with services offered in clients’ homes, schools or in community settings.

7.

Intake, Assessment & Referral Services - contracting on behalf of Seller’s managed entities with governments to screen inquiries regarding need and eligibility for government-sponsored social services, arranging face-to-face interviews and conducting benefit eligibility reviews.

8.

Monitoring Services - providing monitoring services which include face-to-face and telephone interactions, including strength assessments, referrals, home visits and limited consultation, in each case, as it relates to justice or behavioral health services.

9.

Network Management - coordinating the delivery of government-sponsored social services by multiple providers, which includes responding to telephone inquiries, determining clients’ needs and eligibility for services, and placing clients with appropriate providers, in each case, as it relates to behavioral health.

10.

School-Based Services - providing counselors which are assigned to public schools to assist with problematic and at-risk students and providing services which include teacher training, individual counseling, logical consequence training, anger management training, gang awareness, and drug and alcohol abuse prevention.

11.

Substance Abuse Services - providing counselors which provide services in home and community settings designed especially for clients with drug or alcohol abuse problems and utilizing peer contracts, treatment group processes, and a commitment to sobriety among various other treatment methods.

12.

Therapeutic Foster Care - providing 24-hour care that is designed for children with serious emotional problems who may otherwise require institutional treatment, and recruiting, licensing and training professional foster-care parents to care for children for up to one year of therapeutic intervention.

13.

Virtual Residential Program - providing families, schools and communities with a community-based alternative to unnecessary out-of-home placements and facilitating reunification of youth with their families following residential, psychiatric or foster home placements.

14.

Drug Court Services - offering Drug Court programs available to control offenders’ criminal behavior and drug usage while in treatment and under court supervision, and providing wraparound services address the spectrum of related challenges for these clients, including vocational and educational programs, parenting training, drug testing, and housing assistance to help clients maintain sobriety.

15.

Probation Services - providing a probation program which enforces offender accountability and reduces criminal behavior and recidivism and providing services which range from case management and regular supervision to cognitive behavioral programs to electronic monitoring, secure remote alcohol monitoring and drug testing.

16.

Substance Abuse Services - providing counselors which provide services in home and community settings designed especially for clients with drug or alcohol abuse problems and utilizing peer contracts, treatment group processes, and a commitment to sobriety among various other treatment methods.